UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

JOHNSON & JOHNSON

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting and Proxy Statement

March 11, 2015

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 23, 2015 at 10:30 a.m., Eastern time, at the State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey, to:

1.	Elect as Directors the 11 nominees named in the Proxy Statement;

2.	Conduct an advisory vote to approve named executive officer compensation;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and

4.	Transact such other business, including action on three shareholder proposals, as may properly come before the meeting, and any adjournment or postponement.

Shareholders as of the record date of February 24, 2015 are cordially invited to attend the meeting. If you are planning to attend the meeting, please note the important changes to this year’s meeting and our admission ticket procedures detailed on page 6 of this Proxy Statement.

We encourage you to listen to the meeting via the Internet. We will broadcast the meeting as a live webcast through our website. The webcast will remain available for replay for three months following the meeting. Visit our Investor Relations website at www.investor.jnj.com and click on “Webcasts & Presentations” for details.

We are pleased to save costs and help protect the environment by again using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

By order of the Board of Directors,

DOUGLAS K. CHIA Secretary	Scan this QR code to view our Proxy Statement and 2014 Annual Report online.

You can vote in one of several ways:

Visit the website listed on your proxy card or Notice to vote VIA THE INTERNET

Call the telephone number specified on your proxy card or on the website listed on your Notice to vote BY TELEPHONE

If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the enclosed postage-paid envelope to vote BY MAIL

Attend the meeting to vote IN PERSON (See “Important Changes to This Year’s Annual Meeting” and “Admission Ticket Procedures” on pages 5 and 6 of this Proxy Statement.)

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2015: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/annual-reports.cfm.

Johnson & Johnson

2015 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 3-7)

Meeting: Annual Meeting of Shareholders

Date: Thursday, April 23, 2015

Time: 10:30 a.m., Eastern

Location: State Theatre, 15 Livingston Avenue,

    New Brunswick, New Jersey

Record Date: February 24, 2015

Ticket Requests: AnnualMeeting@its.jnj.com

If you are planning to attend the meeting in person, please see “Important Changes to This Year’s Annual Meeting” outlined on page 5.

Stock Symbol: JNJ

Exchange: NYSE

Common Stock Outstanding: 2.8 billion shares

Registrar & Transfer Agent: Computershare

State of Incorporation: New Jersey

Year of Incorporation: 1887

Public Company Since: 1944

Corporate Headquarters: One Johnson & Johnson Plaza,

New Brunswick, New Jersey 08933

Corporate Website: www.jnj.com

Investor Relations Website: www.investor.jnj.com

Annual Report: www.investor.jnj.com/annual-reports.cfm

EXECUTIVE COMPENSATION

(see pages 29-71)

CEO: Alex Gorsky (age 54; CEO since April 2012)

CEO 2014 Total Direct Compensation:

Base Salary: $1.5 million

Annual Performance Bonus: $3.5 million

Long-Term Incentives: $15.2 million

Changes for 2014:

• Closed Executive Life Insurance to new participants

• Redesigned U.S. Pension Plan for new participants

Above Median Targeting: No

Tax Gross-Ups: No

CEO Employment Agreement: No

Change-In-Control Agreement: No

Stock Ownership Guidelines: Yes

Recoupment Policy: Yes

Anti-Hedging Policy: Yes

CORPORATE GOVERNANCE

(see pages 8-15)

Director Nominees: 11

Mary Sue Coleman (Independent)

D. Scott Davis (Independent)

Ian E. L. Davis (Independent)

Alex Gorsky (Management)(Chairman)

Susan L. Lindquist (Independent)

Mark B. McClellan (Independent)

Anne M. Mulcahy (Independent)(Lead)

William D. Perez (Independent)

Charles Prince (Independent)

A. Eugene Washington (Independent)

Ronald A. Williams (Independent)

Director Term: One year

Director Election Standard: Majority of votes cast

Board Meetings in 2014: 7

Standing Board Committees (Meetings in 2014):

Audit (8), Compensation & Benefits (6), Nominating & Corporate Governance (4), Regulatory, Compliance & Government Affairs (4), Science, Technology & Sustainability (4), Finance (0)

Supermajority Voting Requirements: No

Shareholder Rights Plan: No

Right to Call Special Meetings: Yes

Corporate Governance Materials:

www.investor.jnj.com/governance/materials.cfm

Board Communication:

www.investor.jnj.com/governance/communication.cfm

OTHER ITEMS TO BE VOTED ON

(see pages 72-81)

Advisory Vote to Approve Named Executive

    Officer Compensation

Ratification of Appointment of Independent

    Registered Public Accounting Firm

    (PricewaterhouseCoopers LLP)

Shareholder Proposals:

• Common Sense Policy regarding Overextended Directors

• Alignment between Corporate Values and Political   Contributions

• Independent Board Chairman

Johnson & Johnson 2015 Proxy Statement  •  1

Johnson & Johnson

2015 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

VOTING GUIDELINES What am I being asked to vote on?	How does the Board of Directors recommend I vote?	On which pages of this Proxy Statement can I read more information before I vote?
Election of Mary Sue Coleman as a Director	FOR	17
Election of D. Scott Davis as a Director	FOR	17
Election of Ian E. L. Davis as a Director	FOR	18
Election of Alex Gorsky as a Director	FOR	18
Election of Susan L. Lindquist as a Director	FOR	19
Election of Mark B. McClellan as a Director	FOR	19
Election of Anne M. Mulcahy as a Director	FOR	20
Election of William D. Perez as a Director	FOR	20
Election of Charles Prince as a Director	FOR	21
Election of A. Eugene Washington as a Director	FOR	21
Election of Ronald A. Williams as a Director	FOR	22
Advisory Vote to Approve Named Executive Officer Compensation	FOR	72
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	74
Shareholder Proposal – Common Sense Policy regarding Overextended Directors	AGAINST	76
Shareholder Proposal – Alignment between Corporate Values and Political Contributions	AGAINST	78
Shareholder Proposal – Independent Board Chairman	AGAINST	80

2  •  Johnson & Johnson 2015 Proxy Statement

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy are being distributed to our shareholders on or about March 11, 2015, concurrently with the distribution of our 2014 Annual Report to Shareholders.

Shareholders Entitled to Vote

Shareholders of record of our common stock at the close of business on February 24, 2015 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On February 24, 2015, there were 2,780,559,526 shares outstanding.

Each matter to be submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote	Registered Shareholders. Registered shareholders (that is, shareholders who hold their shares directly with our stock registrar, Computershare), can vote any one of four ways:

Via the Internet: Go to the website listed on your proxy card or Notice Regarding the Availability of Proxy Materials to vote via the Internet. You will need to follow the instructions on the website.

By Telephone: Call the telephone number on your proxy card or provided on the website listed on your Notice Regarding the Availability of Proxy Materials to vote by telephone. You will need to follow the instructions given by the voice prompts.

By Mail: If you received paper copies in the mail of the Proxy Statement, Annual Report and proxy card, sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting. (See “Important Changes to This Year’s Annual Meeting” and “Admission Ticket Procedures” below.)

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card.

Beneficial Shareholders. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Notice and Access delivery of the proxy materials, and Internet and/or telephone voting, also will be offered to shareholders owning shares through most banks and brokers. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. (See “Important Changes to This Year’s Annual Meeting” and “Admission Ticket Procedures” below.)

Johnson & Johnson 2015 Proxy Statement  •  3

Notice and Access

We are distributing proxy materials to many shareholders via the Internet under the Securities and Exchange Commission’s (SEC’s) “Notice and Access” rules, which will save costs and paper. Using this method of distribution, on or about March 11, 2015, we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) that contains basic information about our 2015 Annual Meeting and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone rather than Internet, the website listed on the Notice (www.proxyvote.com) has instructions for voting by phone.

Revoking Your Proxy or Changing Your Vote

You may change your vote at any time before the proxy is exercised. For registered shareholders, if you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Corporate Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.

If you hold your shares beneficially, you must follow the specific directions provided to you by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your bank, broker or other holder of record and bring it with you to the meeting.

Effect of Not Casting Your Vote

If you are a registered shareholder and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares beneficially, it is critical that you cast your vote if you want it to count in the election of Directors and most other items on the agenda. Under applicable regulations, if you hold your shares beneficially and do not instruct your bank or broker how to vote your shares, your bank or broker will only have discretion to vote your uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Item 3). They will not have discretion to vote your uninstructed shares on the election of Directors (Item 1), the advisory vote to approve named executive officer compensation (Item 2), or the shareholder proposals (Items 4, 5 and 6), resulting in “broker non-votes” on those items.

Proxy Solicitation

In addition to the solicitation of proxies by mail, several regular employees of Johnson & Johnson may solicit proxies in person or by telephone. We have also retained the firm of Morrow & Co., LLC to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $20,000, plus reimbursement of expenses. We will bear all costs of the solicitation of proxies. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Secretary.

4  •  Johnson & Johnson 2015 Proxy Statement

Electronic Access to Proxy Materials Scan this QR code to see how you can register to access future proxy materials via the Internet.

This Proxy Statement and our 2014 Annual Report are available on our website at www.investor.jnj.com/annual-reports.cfm. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•   gain faster access to your proxy materials;

•    save us the cost of producing and mailing documents to you;

•   reduce the amount of mail you receive; and

•    help preserve environmental resources.

Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Registered shareholders may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare-na.com/green. If you vote via the Internet, simply follow the prompts that will link you to that website. Beneficial shareholders who wish to enroll for electronic access may register online at https://enroll.icsdelivery.com/jnj.

Important Changes to This Year’s Annual Meeting

If you are planning to attend the meeting in person, please note the following changes from previous meetings:

•  Venue: This year, the Annual Meeting will take place at the State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey.

•  Duration: The anticipated running time of the meeting will be one hour.

• Parking: Complimentary parking and shuttle service to and from the meeting will be available at the Rutgers Athletic Center.

•  Product Bags and Food: We will no longer provide product bags or food at the meeting. The products that would have been contained in the product bags will be donated to charitable causes.

•  Tickets: See “Admission Ticket Procedures” below. Tickets to the meeting will be available to shareholders as of the record date of February 24, 2015. We will be unable to fulfill ticket requests for guests. Attendees who require an exception in order to attend (for example, due to a physical disability) may request a companion ticket by contacting the Office of the Corporate Secretary at (732) 524-2455, AnnualMeeting@its.jnj.com, or c/o Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933.

Johnson & Johnson 2015 Proxy Statement  •  5

Admission Ticket Procedures

If you plan to attend the meeting in person, please request an admission ticket in advance as follows:

•    If you are a registered shareholder and vote via the Internet or by telephone, there will be instructions to follow when voting to indicate if you would like to receive an admission ticket.

•    If you are a registered shareholder and vote by mailing a proxy card, there is a box on the proxy card that you should mark to request an admission ticket.

•    If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the meeting, you can request an admission ticket in one of three ways: by visiting www.proxyvote.com and clicking on the “Shareholder Meeting Ticket Request” link (be sure to have your 12-digit control number appearing on your Notice Regarding the Availability of Proxy Materials or Voting Instruction Form); by mailing a written request for an admission ticket to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933; or by sending an e-mail to AnnualMeeting@its.jnj.com. If requesting a ticket by mail or e-mail, you must include evidence of your stock ownership as of the record date of February 24, 2015, which you can obtain from your bank, broker or other holder of record.

Reduce Duplicate Mailings

We are required to provide a Proxy Statement and Annual Report to all shareholders as of the record date of February 24, 2015. If you are a registered shareholder and have more than one registered account in your name, or have an account at the same address and same surname as other registered shareholders, and you receive paper copies of the proxy materials in the mail, you may authorize us to discontinue duplicate mailings of these proxy materials in the future (also referred to as “householding”). To do so, mark the box on your proxy card to request discontinuation of duplicate copies of proxy materials. The members of the household will continue to receive separate proxy cards for voting the shares held in each account. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate copies for future mailings of proxy materials. Beneficial shareholders who wish to discontinue receiving duplicate mailings of future proxy materials should review the information provided in the materials mailed to them by their bank or broker.

If, now or in the future, you wish to discontinue householding and receive separate copies of proxy materials, please notify us by calling (800) 950-5089 or sending a written request to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and we will promptly deliver a separate copy.

6  •  Johnson & Johnson 2015 Proxy Statement

Johnson & Johnson Employee Savings Plans

If you are an employee of a Johnson & Johnson company and hold shares in one of our employee savings plans, you will receive one proxy card that covers the shares held for you in your savings plan, as well as any other shares registered directly in your name (but not shares held beneficially). If you vote the plan shares via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 21, 2015, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential). It is important that you direct the Trustee how to vote your shares. In accordance with the terms of the Johnson & Johnson Savings Plan, the Johnson & Johnson Savings Plan for Union Represented Employees and the Johnson & Johnson Puerto Rico Retirement Savings Plan, you are the named fiduciary for shares held in your savings plan and have the right to direct the Trustee with respect to those shares. If you hold shares in either of these plans and do not vote, the plan Trustee will vote your shares in direct proportion to all shares held in that plan for which votes were cast. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Advance Notice of Shareholder Proposals and Other Items of Business

To be included in the Proxy Statement and proxy card for the 2016 Annual Meeting of Shareholders, a shareholder proposal must be received at our principal office on or before November 12, 2015 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended.

In addition, under the terms of our By-Laws, a shareholder who intends to present an item of business at the 2016 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in our proxy materials) must provide us with written notice of such business, including the information specified in the By-Laws, which must be received on or before November 12, 2015.

Proposals and other items of business should be directed to the attention of the Office of the Corporate Secretary at our principal office, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

Johnson & Johnson 2015 Proxy Statement  •  7

Corporate Governance

Director Independence. The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (NYSE) and our Standards of Independence: Dr. Coleman, Mr. Cullen, Mr. I. Davis, Mr. S. Davis, Dr. Lindquist, Dr. McClellan, Ms. Mulcahy, Mr. Mullin, Mr. Perez, Mr. Prince, Dr. Washington and Mr. Williams. Messrs. Cullen and Mullin are retiring and not standing for re-election this year. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of our Principles of Corporate Governance, which can be found on our website at www.investor.jnj.com/governance/policies.cfm. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, the Non-Employee Directors are affiliated with numerous corporations, educational institutions, hospitals and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination. The nature of the transactions, relationships and arrangements summarized in the table below, and the role of each of the Directors at their respective organizations, were such that none of the Non-Employee Directors had any direct business relationships with the company in 2014 or received any direct personal benefit from any of these transactions, relationships or arrangements.

Director	Organization	Type of Organization	Relationship to Organization	Type of Transaction, Relationship or Arrangement	2014 Aggregate Magnitude
M. S. Coleman	Mayo Clinic Foundation	Health Care Institution	Trustee	Continuing Medical Education grants	<1%; <$1 million
S. L. Lindquist	Massachusetts Institute of Technology	Educational Institution	Employee	Research program and other research related payments; sales of health care products and services	<1%
M. B. McClellan	Reagan-Udall Foundation	Not-for-Profit Foundation for the FDA	Director	Grant	<$1 million
M. B. McClellan	Research! America	Public Education and Advocacy Organization	Director	Annual fees; contributions	<$1 million
A. M. Mulcahy	Save the Children	Charitable Organization	Trustee	Contributions	<1%
W. D. Perez	Cornell University	Educational Institution	Trustee	Grants and fellowships	<1%; <$1 million
A. E. Washington	UCLA Health System	Health Care Institution	Executive Officer	Sales of health care products and services; rebates	<1%

8  •  Johnson & Johnson 2015 Proxy Statement

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by us in the ordinary course of business and on competitive terms. The company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under our matching gifts program) did not exceed the greater of $1 million or 1% of the company’s or that organization’s consolidated gross revenues for 2012, 2013 or 2014.

In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse himself or herself from the deliberation and decision-making process. In addition, none of the Non-Employee Directors has the authority to review, approve or deny any grant to, or research contract with, an organization.

Board Meetings. During 2014, the Board of Directors held seven regularly-scheduled meetings. Each Director attended at least 75% of the total, regularly-scheduled and special meetings of the Board of Directors and the committees on which he or she served (held during the period that he or she served). A discussion of the role of the Board of Directors in our strategic planning process can be found on our website at www.investor.jnj.com/strategic.cfm.

Annual Meeting Attendance. It has been our longstanding practice for all Directors to attend the Annual Meeting of Shareholders. All 12 Directors who were elected to the Board at the 2014 Annual Meeting were in attendance.

Board Leadership Structure. Alex Gorsky, our Chief Executive Officer (CEO), also serves as the Chairman of our Board of Directors. Our independent Directors determined that for effective board governance it is important to have an independent Lead Director and have selected Anne M. Mulcahy to continue to serve as the designated Lead Director for 2015.

Our Directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board that has a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 16 to 22 of this Proxy Statement, our Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. The makeup of our Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will work in the best interests of our stakeholders, as they are defined in Our Credo.

Our Board believes that it is in the best interests of the company to continue to have Mr. Gorsky serve as both Chairman and CEO. During the transitional period following Mr. Gorsky’s appointment as CEO in 2012, when our previous Chairman/CEO served as Executive Chairman and Mr. Gorsky served as CEO, the Board gave thoughtful and rigorous consideration to its governance structure and ultimately determined that combining the Chairman and CEO positions under the strong leadership of Mr. Gorsky would benefit all our stakeholders. Combining the roles of Chairman and CEO in Mr. Gorsky provides clear and unambiguous authority, which is essential to effective management. The Board and management can respond more effectively to a clearer line of authority. By designating Mr. Gorsky as both CEO and Chairman, the Board also sends an important signal to employees and shareholders about who is accountable. Further, given he is closer to the company’s businesses than any other Board member and has the benefit of over 20 years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky is best-positioned to set the Board’s agenda and provide leadership. Mr. Gorsky’s career experience also gives him unquestioned industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry such as health care. The combined Chairman/CEO model is a leadership model that has served our shareholders well for many generations, through numerous economic cycles and a succession of effective leaders, and the Board believes this has and will continue under Mr. Gorsky.

Johnson & Johnson 2015 Proxy Statement  •  9

While deciding to combine the Chairman and CEO roles under Mr. Gorsky, the Board also recognized the importance for a board to have in place, and build upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. Thus, at the same time that it decided to designate Mr. Gorsky as its Chairman and CEO in 2012, the Board took steps to enhance its governance structure. Specifically, the Board changed the title of the Presiding Director position, originally created in 2002, to Lead Director, and expanded the duties and responsibilities of the position. The following table describes the duties and responsibilities of our independent Lead Director, which are also incorporated into our Principles of Corporate Governance.

Duties and Responsibilities of the Independent Lead Director

Board Agendas and Schedules

•   Approves information sent to the Board and determines timeliness of information flow from management.

•   Periodically provides feedback on quality and quantity of information flow from management.

•    Participates in setting, and ultimately approves, the agenda for each Board meeting.

•    Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items.

•    With the Chair/CEO, determines who attends Board meetings, including management and outside advisors.

Committee Agendas and Schedules	• Reviews in advance the schedule of committee meetings. • Monitors flow of information from Committee Chairs to the full Board.
Board Executive Sessions

•   Has the authority to call meetings and Executive Sessions of the Independent Directors.

•    Presides at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the Independent Directors.

Communicating with Management

•   After each Executive Session of the Independent Directors, communicates with the Chair/CEO to provide feedback and also to effectuate the decisions and recommendations of the Independent Directors.

•   Acts as liaison between the Independent Directors and the Chair/CEO and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

Communicating with Stakeholders

•   As necessary, meets with major shareholders or other external parties, after discussions with the Chair/CEO.

•    Is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries.

•    Under the Board’s guidelines for handling shareholder and employee communications to the Board, is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of company management, or raise legal, ethical or compliance concerns about company policies or practices.

Chair and CEO Performance Evaluations	• Leads the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO.
Board Performance Evaluation	• Leads the annual performance evaluation of the Board.
New Board Member Recruiting	• Interviews Board candidates, as appropriate.
CEO Succession	• Leads the CEO succession process.
Crisis Management	• Plays an increased role in crisis management oversight, as appropriate.
Limits on Leadership Positions of Other Boards

•   May only serve as chair, lead or presiding director, or similar role, or as CEO or similar role at another public company if approved by the full Board upon recommendation from the Nominating & Corporate Governance Committee.

10  •  Johnson & Johnson 2015 Proxy Statement

The Chairman of the Board will continue to be designated annually by the Board, and the independent Lead Director of the Board will continue to be designated annually by the independent Directors. Our Board, through its Nominating & Corporate Governance Committee, will continue to periodically review its leadership structure in a serious and open-minded fashion to ensure it is still appropriate for the company.

Standing Board Committees. The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Regulatory, Compliance & Government Affairs Committee and Science, Technology & Sustainability Committee, each composed entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE and our Standards of Independence. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Finance Committee, composed of the Chairman of the Board and the Lead Director.

The following table shows the Directors who are currently members or chairmen of each of the standing Board Committees and the number of meetings each committee held in 2014.

Board Committee Membership

Director Audit Compensation & Benefits Nominating & Corporate Governance Regulatory, Compliance & Government Affairs Science, Technology & Sustainability Finance Mary Sue Coleman I James G. Cullen(1)(2) I C D. Scott Davis(1) I (4) Ian E. L. Davis I Alex Gorsky C Susan L. Lindquist I C Mark B. McClellan I Anne M. Mulcahy LD I Leo F. Mullin(3) I C William D. Perez I C Charles Prince I C A. Eugene Washington I Ronald A. Williams I (4) Number of meetings in 2014 8(3) 6 4 4 4 0 Chairman of the Board C Chair Member I Independent Director LD Lead Director

(1)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(2)	Not standing for re-election in 2015.

(3)	Does not include teleconferences held prior to each release of quarterly earnings (four in total).

(4)	To be appointed Committee Chairman upon re-election to the Board.

The Audit Committee provides oversight of the company’s financial management, internal audit department, and independent auditor. The Audit Committee oversees the quality and adequacy of the company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the company’s financial reporting procedures, compliance and disclosure. In performing these functions, the Audit Committee meets periodically with the independent auditor, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor. A copy of the charter of the Audit Committee is available on our website at www.investor.jnj.com/governance/committee.cfm. For more information on Audit Committee activities in 2014, see the Audit Committee Report on page 73 of this Proxy Statement.

Johnson & Johnson 2015 Proxy Statement  •  11

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting control or other accounting or auditing matters can do so by writing to: Audit Committee c/o Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/governance/communication.cfm. Such reports may be made anonymously.

The Board has designated each of Mr. Cullen, the Chairman of the Audit Committee and an independent Director, and Mr. S. Davis, an independent Director, as an “audit committee financial expert” under the rules and regulations of the U.S. Securities and Exchange Commission (SEC) after determining that each meet the requirements for such designation. The determination regarding Mr. Cullen was based on his experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller. The determination regarding Mr. S. Davis was based on his being a Certified Public Accountant and his experience as Chief Financial Officer at United Parcel Service, Inc.

The Compensation & Benefits Committee is responsible for establishing the company’s executive compensation philosophy and principles; reviewing and recommending for approval by the independent Directors of the Board, the compensation for our Chief Executive Officer; approving the compensation for the company’s other executive officers; setting the composition of the group of peer companies used for comparison of executive compensation; overseeing the design and management of the various pension, long-term incentive, savings, health and welfare plans that cover our employees; and reviewing, and recommending for approval by the full Board, the compensation for our Non-Employee Directors. The Compensation & Benefits Committee also provides oversight of the compensation philosophy and policies of the Management Compensation Committee, a non-Board committee composed of Mr. Gorsky (Chairman/CEO), Mr. Dominic J. Caruso (Chief Financial Officer) and Dr. Peter M. Fasolo (Vice President, Global Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees other than our executive officers. A copy of the charter of the Compensation and Benefits Committee is available on our website at www.investor.jnj.com/governance/committee.cfm.

The Compensation & Benefits Committee has retained Frederic W. Cook & Co., Inc. (FWC) as its independent compensation consultant for matters related to executive officer and Non-Employee Director compensation. The Compensation & Benefits Committee considered the following factors, among others, when assessing the independence of its compensation consultant:

•	FWC does not provide any other services to the company and reports directly to the Compensation & Benefits Committee;

•	FWC has in place policies and procedures to prevent conflicts of interest;

•	FWC has no significant business or personal relationship with any member of the Compensation & Benefits Committee or any executive officer;

•	The amount of fees paid to FWC in relation to FWC’s total revenues; and

•	Neither FWC nor any principal of FWC owns any shares of our common stock.

Based on this assessment, the Compensation & Benefits Committee determined FWC’s service as its independent compensation consultant did not raise any conflict of interest concerns. For further discussion of the role of the Compensation & Benefits Committee in the executive compensation decision-making process, and for a description of the nature and scope of the consultant’s assignment, see “Compensation Discussion and Analysis – Governance of Executive Compensation” on pages 47 and 48 of this Proxy Statement.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Nominating & Corporate Governance Committee also oversees the process for performance evaluations of the committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to review our executive succession plans, review and recommend director orientation and continuing orientation programs for Board members, and consider any questions of possible conflicts of interest. In addition, the Nominating & Corporate Governance Committee reviews potential candidates for the Board, as discussed on page 16 of this Proxy Statement, and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate Governance Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

12  •  Johnson & Johnson 2015 Proxy Statement

The Regulatory, Compliance & Government Affairs Committee assists the Board by providing oversight of regulatory, compliance, quality and governmental matters that may impact the company. The Regulatory, Compliance & Government Affairs Committee oversees the company’s major compliance programs with respect to regulatory requirements; oversees compliance with any ongoing Corporate Integrity Agreements or any similar significant undertakings by the company with a government agency; reviews the organization, implementation and effectiveness of the company’s compliance and quality programs; oversees the company’s Policy on Business Conduct and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers; reviews the company’s governmental affairs strategies and priorities; and reviews the policies, practices and priorities for the company’s political expenditure and lobbying activities. A copy of the charter of the Regulatory, Compliance & Government Affairs Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Science, Technology & Sustainability Committee assists the Board of Directors in the general oversight of the significant scientific and technological aspects of the company’s businesses and the company’s sustainability activities. The Science, Technology & Sustainability Committee monitors and reviews the overall strategy, direction and effectiveness of the company’s research and development; serves as a resource and provides input, as needed, regarding the scientific and technological aspects of product safety matters; reviews the company’s policies, programs and practices on environment, health, safety and sustainability; assists the Board in identifying and comprehending significant emerging science and technology policy and public health issues and trends that may impact the company’s overall business strategy; and assists the Board in its oversight of the company’s major acquisitions and business development activities as they relate to the acquisition or development of new science or technology. A copy of the charter of the Science, Technology & Sustainability Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Finance Committee is composed of the Chairman and Lead Director of the Board. The Committee exercises the authority of the Board during the intervals between Board meetings, as permitted by law. The Finance Committee generally does not hold formal meetings and instead acts from time-to-time between Board meetings by unanimous written consent in lieu of a meeting, as needed. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

Executive Sessions. During 2014, each of the Audit, Compensation & Benefits, Nominating & Corporate Governance, Regulatory, Compliance & Government Affairs, and Science, Technology & Sustainability Committees met in Executive Sessions without members of management present. The independent Directors met seven times during 2014 in Executive Sessions, at every Board meeting, without the Chairman/CEO or any other member of management present, at which the Lead Director acted as Chairman.

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to our stakeholders. Our enterprise risk management framework reflects a collaborative process, whereby our Board of Directors, management and other personnel apply a common risk management approach to strategy setting and other decisions across the enterprise that is designed to identify potential events that may affect the entity and manage the associated risks and opportunities.

The Board believes that, in light of the interrelated nature of the risks we face, oversight of risk management is ultimately the responsibility of the full Board. In carrying out this critical responsibility, the Board meets at regular intervals with key members of management with primary responsibility for risk management in their respective areas of responsibility. The subject matter of these meetings can generally be grouped into the following categories and risk areas:

•	Strategy: Business Vitality; Strategic Planning; Talent Management; Reputation; Sustainability; Diversity

•	Reporting: Financial Results; Finance/Accounting; Internal Audit; Independent Audit; Tax; Treasury

•

Compliance: Law/Legal Proceedings; Legislative/Regulatory Environment; Health Care Compliance; Foreign Corrupt Practices Act; Environment, Health & Safety; Privacy; Quality; Product Safety/Scientific Issues

•	Operations: Supply Chain (including Manufacturing/Business Continuity Planning); Security (including security of products, sites, personnel, and information); Research & Development

The Board also receives regular reports on aspects of our risk management from senior representatives of our independent auditor. In addition, the Audit Committee meets in private sessions with the Chief Financial Officer; General Counsel; Vice President of Internal Audit; and representatives of our independent auditor at the

Johnson & Johnson 2015 Proxy Statement  •  13

conclusion of every regularly-scheduled meeting, where aspects of risk management are discussed. The Regulatory, Compliance & Government Affairs Committee meets in private sessions with the General Counsel; Chief Compliance Officer; Chief Quality Officer; and Vice President of Internal Audit, where aspects of risk management are discussed.

A copy of the Johnson & Johnson Framework for Enterprise Risk Management can be found on our website at www.jnj.com/about-jnj/management-approach.

Risk Related to Executive Compensation. The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity-based compensation vesting over three years. See “Setting Compensation Targets” on page 46 of this Proxy Statement.

•	Balanced Approach to Performance-Based Awards:

– Performance targets are tied to multiple financial metrics, including operational sales growth, free cash flow, adjusted earnings per share growth, and long-term total shareholder return.
– Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics.

See “Long-Term Incentives” on pages 42 and 43 of this Proxy Statement.

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap, and therefore, reduce the motivation to maximize performance in any one period. Performance Share Units, Restricted Share Units, and Stock Options vest three years from the grant date.

•	Capped Incentive Awards: Annual performance bonuses and long-term incentive awards are capped at 200% of target. See “Range of Awards” on page 47 of this Proxy Statement.

•

Stock Ownership Guidelines: The guidelines require our CEO to directly or indirectly own equity in our company of six times salary, and our other Executive Committee members to own equity of three times salary, and to retain this level of equity at all times while serving as an Executive Committee member. See “Stock Ownership Guidelines for Named Executive Officers” on page 50 of this Proxy Statement.

•

Executive Compensation Recoupment Policy: This Policy gives our Board authority to recoup executive officers’ past compensation in the event of a material restatement of our financial results and for events involving material violations of company policy relating to the manufacturing, sales or marketing of our products. See “Executive Compensation Recoupment Policy” on page 50 of this Proxy Statement.

•

No Change-in-Control Arrangements: None of our executive officers have in place any change-in-control arrangements that would result in guaranteed payouts. See “No Change-in-Control Arrangements and Agreements” on page 49 of this Proxy Statement.

Communication with the Board. Shareholders, employees and others may contact the Board or any of our Directors (including the Lead Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Shareholders, employees and others may also contact the Board or any of the Non-Employee Directors by using the online submission form on our website at www.investor.jnj.com/governance/communication.cfm. Our process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/communication.cfm. If you have a general comment for our company (including complaints or questions about a product), go to the “Contact Us” section of our website at www.jnj.com.

Corporate Governance Materials. Shareholders can see our Restated Certificate of Incorporation; By-Laws; Principles of Corporate Governance; Charters of the Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Regulatory, Compliance & Government Affairs Committee and Science, Technology & Sustainability Committee; Policy on Business Conduct for employees; Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers; and other corporate governance materials on our website at www.investor.jnj.com/governance/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to the Secretary at our principal address.

14  •  Johnson & Johnson 2015 Proxy Statement

Majority Vote Standard in Uncontested Director Elections. Our By-Laws require that, in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors. The majority standard applies only to uncontested Director elections. The proxy card for uncontested elections, including the election of Directors at the 2015 Annual Meeting, will allow shareholders to vote “For” or “Against” each nominee and also will allow shareholders to “Abstain” from voting on any nominee. In accordance with New Jersey law, abstentions will have no effect in determining whether the required majority vote has been obtained.

Under our By-Laws and in accordance with New Jersey law, a Director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office with cause by a majority vote of shareholders entitled to vote. Thus, an incumbent Director who fails to receive the required vote for re-election at our Annual Meeting of Shareholders would continue serving as a Director (sometimes referred to as a “holdover director”), generally until the next meeting of shareholders. In order to address the situation where an incumbent Director receives more votes “Against” his or her re-election than votes “For” his or her re-election in an uncontested election, the Board has adopted a Director Resignation Policy for Incumbent Directors in Uncontested Elections, which would require that Director to promptly tender an offer of his or her resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy.

Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) would be governed by the plurality standard under New Jersey law. The Director Resignation Policy for Incumbent Directors in Uncontested Elections would not apply to contested elections.

Our By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found on our website at www.investor.jnj.com/governance/materials.cfm.

Johnson & Johnson 2015 Proxy Statement  •  15

Item 1: Election of Directors

Director Nomination Process. The Nominating & Corporate Governance Committee of the Board of Directors reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on our website at www.investor.jnj.com/governance/policies.cfm. These criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with Our Credo;

•	reputation consistent with our image and reputation;

•	accomplishment within candidate’s field, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	independence, without the appearance of any conflict in serving as a Director, and ability to represent all shareholders;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background and professional experience.

The Nominating & Corporate Governance Committee annually considers the size, composition and needs of the Board in light of these criteria and accordingly considers and recommends candidates for membership on the Board.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Office of the Corporate Secretary at our principal office at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Nominees. There are 11 nominees for election as Directors of the company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby “For” or “Against” the persons nominated for election as Directors, or “Abstain” from voting, as instructed. See “Corporate Governance – Majority Vote Standard in Uncontested Director Elections” on page 15 of this Proxy Statement. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

Except for Mr. Scott Davis, who was appointed to the Board in June 2014, all of the nominees were elected to the Board at the last Annual Meeting. All of the nominees are currently serving as Directors of the company. Mr. Scott Davis was initially identified as a potential nominee by an executive search firm and recommended for nomination by the Nominating & Corporate Governance Committee.

In keeping with the Board’s policy on retirement of Directors, Mr. James Cullen, elected to the Board in 1995, and Mr. Leo F. Mullin, elected to the Board in 1999, will not stand for re-election. The Board thanks Messrs. Cullen and Mullin for their service.

16  •  Johnson & Johnson 2015 Proxy Statement

Below are summaries of the background, business experience and description of the principal occupation of each of the nominees.

MARY SUE COLEMAN, Ph.D., President Emerita, University of Michigan

Having served as President of two of the nation’s largest and most prestigious public universities and having a long and decorated career in the sciences, Dr. Coleman brings to our Board a unique point of view regarding organizational management and academic research vital to a company competing in science-based industries.

Director since 2003; Independent

Audit Committee; Science, Technology & Sustainability Committee

Dr. Coleman, 71, joined the Board of Directors in 2003 and is a member of the Audit Committee and the Science, Technology & Sustainability Committee. She is President Emerita of the University of Michigan, having served as President from August 2002 to July 2014. She also was a Professor of Biological Chemistry in the University of Michigan Medical School and a Professor of Chemistry in the University of Michigan College of Literature, Science and the Arts. From 1995 to July 2002, Dr. Coleman served as President of the University of Iowa. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Trustee of the Gerald R. Ford Foundation, the Gates Cambridge Scholarship program, and the Mayo Clinic Foundation, and is on the Board of Directors of The Kavli Foundation.

Other Public Company Board Service: Meredith Corporation (1997 to present)

D. SCOTT DAVIS, Chairman and Former Chief Executive Officer, United Parcel Service, Inc.

Having served as Chairman and CEO of the world’s largest publicly-traded logistics company, and given his knowledge and passion for emerging markets and international operations, deep understanding of public policy and global economic indicators, and expertise in management, strategy, finance and operations, Mr. Davis brings to our Board his unique expertise in supply chain logistics at a time of rapid global expansion in the health care industry.

Director since 2014; Independent

Audit Committee; Regulatory, Compliance & Government Affairs Committee

Mr. Davis, 63, joined the Board of Directors in 2014, and is a member of the Audit Committee and the Regulatory, Compliance & Government Affairs Committee. Mr. Davis is Chairman of United Parcel Service, Inc. (UPS), the largest package delivery company in the world and a leading U.S. less-than-truckload transport and global supply chain solutions provider (shipment and logistics). From 2008 to September 2014, Mr. Davis served as the Chairman and Chief Executive Officer of UPS, and prior to this, he served as Vice Chairman and Chief Financial Officer. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc., a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He previously served on the Board of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009. Mr. Davis is a Director of EndoChoice, Inc., a trustee of the Annie E. Casey Foundation, a member of the President’s Intelligence Advisory Board, and a member of The Carter Center Board of Councilors.

Other Public Company Board Service: United Parcel Service, Inc. (2008 to present); Honeywell International, Inc. (2005 to present)

Johnson & Johnson 2015 Proxy Statement  •  17

IAN E. L. DAVIS, Chairman, Rolls-Royce Holdings plc; Former Chairman and Worldwide Managing Director, McKinsey & Company

Having served as Chairman and Worldwide Managing Director of one of the world’s leading management consulting firms, and as a consultant to a range of global organizations across the public, private and not-for-profit sectors, Mr. Davis brings considerable global experience, management insight and business knowledge to our Board.

Director since 2010; Independent

Audit Committee; Science, Technology & Sustainability Committee

Mr. Davis, 64, joined the Board of Directors in 2010 and is a member of the Audit Committee and the Science, Technology & Sustainability Committee. Mr. Davis is currently Chairman, Rolls-Royce Holdings plc. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. His experience included oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, as well as expertise in the consumer products and retail industries. Mr. Davis is a Director of Teach for All, a global network of independent social enterprises working to expand educational opportunities in their nations; a Director of global energy group, BP plc.; a member of the UK’s Cabinet Office Board; a Director of Majid Al Futtaim Holding LLC; and Senior Advisor at Apax Partners, a private equity firm.

Other Public Company Board Service: BP plc (2010 to present), Rolls-Royce Holdings plc (2013 to present)

ALEX GORSKY, Chairman, Board of Directors; Chief Executive Officer; Chairman, Executive Committee, Johnson & Johnson

Having started his career at Johnson & Johnson in 1988 and having been promoted to positions of increasing responsibility across business segments, culminating in his appointment to CEO and election to our Board of Directors in 2012, Mr. Gorsky brings a full range of strategic management expertise, a broad understanding of the issues facing a multinational business in the health care industry and an in-depth knowledge of the company’s business, history and culture to our Board and the Chairman position.

Director since 2012; Management

Finance Committee

Mr. Gorsky, 54, was appointed as Chairman, Board of Directors in December 2012. He was named Chief Executive Officer, Chairman of the Executive Committee and joined the Board of Directors in April 2012. Mr. Gorsky began his Johnson & Johnson career with Janssen Pharmaceutica Inc. in 1988. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing, and management. In 2001, Mr. Gorsky was appointed President of Janssen Pharmaceutical Inc., and in 2003 he was named Company Group Chairman of the Johnson & Johnson pharmaceutical business in Europe, the Middle East and Africa. Mr. Gorsky left Johnson & Johnson in 2004 to join the Novartis Pharmaceuticals Corporation, where he served as head of the company’s pharmaceutical business in North America. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman for Ethicon. In early 2009, he was appointed Worldwide Chairman of the Surgical Care Group and member of the Executive Committee. In September 2009, he was appointed Worldwide Chairman of the Medical Devices and Diagnostics Group. Mr. Gorsky became Vice Chairman of the Executive Committee in January 2011. Mr. Gorsky also serves on the boards of the Travis Manion Foundation, the Congressional Medal of Honor Foundation and the National Academy Foundation.

Other Public Company Board Service: International Business Machines Corporation (IBM) (2014 to present)

18  •  Johnson & Johnson 2015 Proxy Statement

SUSAN L. LINDQUIST, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

With her long and decorated career in scientific research and her global reputation as a pioneer in biomedical innovation, Dr. Lindquist brings to our Board an incomparable perspective on the intersection of academic and commercial medical research critical to a company in the health care industry.

Director since 2004; Independent

Regulatory, Compliance & Government Affairs Committee;

Science, Technology & Sustainability Committee

Dr. Lindquist, 65, joined the Board of Directors in 2004 and is Chairman of the Science, Technology & Sustainability Committee and a member of the Regulatory, Compliance & Government Affairs Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. In 2010, she received the Mendel Medal from the Genetics Society (UK), The Delbrück Medal from Bayer Schering, and the National Medal of Science (USA). In 2012, Dr. Lindquist received the Wilson Medal in Cell Biology and in 2013 the Dart Prize in Biotechnology. She has served on the Scientific Advisory boards of many independent research institutes, associations and foundations, including: the Massachusetts General Hospital, Brigham and Women’s Hospital and the Institute für Molekulare Biotechnology GmbH. Dr. Lindquist was a Co-Founder of FoldRx Pharmaceuticals, Inc., a subsidiary of Pfizer Inc., and is a Founder of Yumanity Therapeutics.

Other Public Company Board Service: None

MARK B. McCLELLAN, M.D., Ph.D., Senior Fellow in Economic Studies and Director of the Initiative on Value and Innovation in Health Care, Brookings Institution

With his extensive experience in public health policy, including as Commissioner of the U.S. Food and Drug Administration and Administrator for the U.S. Centers for Medicare & Medicaid Services, Dr. McClellan possesses broad knowledge of, and unique insights into, the challenges facing the health care industry, making him a valuable member of the board of a broad-based health care company.

Director since 2013; Independent

Regulatory, Compliance & Government Affairs Committee;

Science, Technology & Sustainability Committee

Dr. McClellan, 51, joined the Board of Directors in 2013, and is a member of the Regulatory, Compliance & Government Affairs Committee, and the Science, Technology & Sustainability Committee. He currently is a Senior Fellow in Economic Studies, and Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution, which he joined in 2007, following a year as a visiting senior fellow at the American Enterprise Institute-Brookings Joint Center for Regulatory Studies. As former commissioner of the U.S. Food and Drug Administration from 2002 to 2004, and as the former administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006, Dr. McClellan has more than two decades of public service and academic research experience. From 2001 to 2002, he served as a member of the President’s Council of Economic Advisers and senior director for health care policy at the White House. During President William J. Clinton’s administration, Dr. McClellan held the position of deputy assistant secretary of the Treasury for economic policy. Dr. McClellan previously served as an associate professor of economics and medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research.

Other Public Company Board Service: Aviv REIT, Inc. (2013 to present)

Johnson & Johnson 2015 Proxy Statement  •  19

ANNE M. MULCAHY, Former Chairman and Chief Executive Officer, Xerox Corporation

Having served as Chairman and CEO of a large, global manufacturing and services company with one of the world’s most recognized brands and track record for innovation, Ms. Mulcahy presents to our Board valuable insight into organizational and operational management issues crucial to a large public company, as well as a strong reputation for leadership in business innovation and talent development.

Director since 2009; Independent Lead Director

Audit Committee; Nominating & Corporate Governance Committee;

Finance Committee

Ms. Mulcahy, 62, joined the Board of Directors in 2009 and became the Lead Director of the Board in 2012. Ms. Mulcahy is a member of the Audit Committee, the Nominating & Corporate Governance Committee, and the Finance Committee. Ms. Mulcahy was both Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She has also served as President of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. During a career at Xerox that began in 1976, Ms. Mulcahy also served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa. Ms. Mulcahy has been a U.S. Board Chair of Save the Children since March 2010.

Other Public Company Board Service: Target Corporation (1997 to present), Graham Holdings Company (2008 to present), LPL Financial Holdings Inc. (2013 to present)

Recent Past Public Company Board Service: Xerox Corporation (2000 to 2010)

WILLIAM D. PEREZ, Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company

With his experience as CEO of several large, consumer-focused companies across a wide variety of industries, Mr. Perez contributes to our Board significant organizational and operational management skills, combined with a wealth of experience in global, consumer-oriented businesses vital to a large public company in the consumer products space.

Director since 2007; Independent

Compensation & Benefits Committee;

Nominating & Corporate Governance Committee

Mr. Perez, 67, joined the Board of Directors in 2007 and is Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Benefits Committee. Mr. Perez is currently a Senior Advisor at Greenhill & Co., Inc. (investment banking). Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Trustee for Cornell University and Northwestern Memorial Hospital.

Other Public Company Board Service: Whirlpool Corporation (2009 to present)

Recent Past Public Company Board Service: Campbell Soup Company (2009 to 2012)

20  •  Johnson & Johnson 2015 Proxy Statement

CHARLES PRINCE, Retired Chairman and Chief Executive Officer, Citigroup Inc.

Having served as Chairman and CEO of the nation’s largest and most diversified financial institution, Mr. Prince brings to our Board a strong mix of organizational and operational management skills combined with well-developed legal, global business and financial acumen critical to a large public company.

Director since 2006; Independent

Compensation & Benefits Committee;
Nominating & Corporate Governance Committee

Mr. Prince, 65, joined the Board of Directors in 2006 and is Chairman of the Compensation & Benefits Committee and a member of the Nominating & Corporate Governance Committee. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003 and Chief Operating Officer from 2001 to 2002. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975. Mr. Prince is a member of the Council on Foreign Relations and The Council of Chief Executives.

Other Public Company Board Service: Xerox Corporation (2008 to present)

A. EUGENE WASHINGTON, M.D., M.Sc., Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at the University of California, Los Angeles (UCLA); Chief Executive Officer of the UCLA Health System

Dr. Washington brings to our Board his distinct expertise born of significant achievements as a senior executive in academia, an accomplished clinical investigator, an innovator in health care, and a leader in shaping national health policy. With his unique combination of knowledge, skills and experience in organizational management, medical research, patient care, and public health policy, Dr. Washington provides an invaluable perspective for a company in the health care industry.

Director since 2012; Independent

Compensation & Benefits Committee;
Science, Technology & Sustainability Committee

Dr. Washington, 64, joined the Board of Directors in 2012 and is a member of the Compensation & Benefits Committee, and the Science, Technology & Sustainability Committee. Dr. Washington is currently Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at UCLA; Chief Executive Officer of the UCLA Health System; and Distinguished Professor of Gynecology and Health Policy at UCLA. Effective April 1, 2015, he will become Duke University’s next Chancellor for Health Affairs and the President and Chief Executive Officer of the Duke University Health System. Prior to UCLA, he served as Executive Vice Chancellor and Provost at the University of California, San Francisco (UCSF) from 2004 to 2010. Dr. Washington co-founded UCSF’s Medical Effectiveness Research Center for Diverse Populations in 1993 and served as the director until 2005. He was Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at UCSF from 1996 to 2004. Dr. Washington also co-founded the UCSF-Stanford Evidence-based Practice Center and served as its first director from 1997 to 2002. Prior to UCSF, Dr. Washington worked at the Centers for Disease Control and Prevention. Dr. Washington was elected to the National Academy of Sciences’ Institute of Medicine in 1997, where he served on its governing Council. He also served as Chair of the Board of Directors of the California HealthCare Foundation, as a member of the Scientific Management Review Board for the National Institutes of Health, and as founding Chair of the Board of Governors of the Patient-Centered Outcomes Research Institute. Dr. Washington is currently Chairman of the Board of Directors of The California Wellness Foundation.

Other Public Company Board Service: None

Johnson & Johnson 2015 Proxy Statement  •  21

RONALD A. WILLIAMS, Former Chairman and Chief Executive Officer, Aetna Inc.

With his long and distinguished career in the health care industry, from his experience leading one of Fortune’s Most Admired health care companies to his career-long role as an advocate for meaningful health care reform, Mr. Williams provides our Board with an exceptional combination of operational management expertise and insight into both public health care policy and the health care industry critical to a large public company in the health care industry.

Director since 2011; Independent

Compensation & Benefits Committee;
Regulatory, Compliance & Government Affairs Committee

Mr. Williams, 65, joined the Board of Directors in 2011 and is a member of the Compensation & Benefits Committee and the Regulatory, Compliance & Government Affairs Committee. Mr. Williams served as Chairman and Chief Executive Officer of Aetna Inc. (managed care and health insurance) from 2006 to 2010, and as Chairman from 2010 until his retirement in April 2011. He currently serves on President Obama’s Management Advisory Board, which is helping to bring the best of business practices to the management and operation of federal government. He is also an advisor to the private equity firm, Clayton, Dubilier & Rice, LLC, and serves as Lead Director of the board of Envision Healthcare Holdings, Inc. Mr. Williams also serves as Chairman of the Board of Clayton, Dubilier & Rice, LLC’s portfolio companies, PharMedium Healthcare Corporation and Healogics, Inc. In addition, Mr. Williams also serves on the board of MIT Corporation, Peterson Institute for International Economics and on the Advisory Board of Peterson Center on Healthcare. Previously, Mr. Williams served as Chairman of the Council for Affordable Quality Healthcare from 2007 to 2010 and Vice Chairman of The Business Council from 2008 to 2010.

Other Public Company Board Service: The Boeing Company (2010 to present), American Express Company (2007 to present), Envision Healthcare Holdings, Inc. (2011 to present)

Recent Past Public Company Board Service: Aetna Inc. (2006 to 2011)

The Board of Directors recommends a vote FOR election of each of the above-named nominees.

22  •  Johnson & Johnson 2015 Proxy Statement

Director Compensation – 2014

The following table provides information concerning the compensation of our Non-Employee Directors for 2014. Mr. Gorsky was an employee of the company and therefore received no additional compensation for his service as a Director. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

A	B	C	D	E
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
M. S. Coleman	$110,000	$154,924	$20,000	$284,923
J. G. Cullen(1)	135,000	154,924	0	289,923
D. S. Davis(2)	58,366	0	0	58,366
I. E. L. Davis	110,000	154,924	0	264,923
M. M. E. Johns(3)	36,667	154,924	20,000	211,590
S. L. Lindquist	130,000	154,924	1,400	286,323
M. B. McClellan	110,000	154,924	0	264,923
A. M. Mulcahy	140,000	154,924	20,000	314,923
L. F. Mullin(1)	130,000	154,924	0	284,923
W. D. Perez	130,000	154,924	0	284,923
C. Prince	130,000	154,924	0	284,923
A. E. Washington	110,000	154,924	2,000	266,923
R. A. Williams	110,000	154,924	20,000	284,923

(1)	Not standing for re-election in 2015.
(2)	Joined the Board on June 19, 2014. Cash fees are pro-rated for six months of service.
(3)	Retired from the Board in April 2014. Cash fees are pro-rated for partial year of service.

Fees Earned or Paid in Cash (Column B)

Board Retainer. Each Non-Employee Director received an annual cash retainer of $110,000 for his or her service as a member of our Board of Directors, except as noted above in the table.

Committee Chair Retainer. The Chairman of the Audit Committee received an annual cash retainer of $25,000 and the Chairs for all other Board committees received an annual cash retainer of $20,000.

Lead Director Retainer. In 2014, Ms. Mulcahy served as the Lead Director and was paid an additional annual cash retainer of $30,000.

Stock Awards (Column C)

All figures in column C represent the grant date fair value, computed in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Deferred Share Units. Pursuant to the terms of the Deferred Fee Plan for Non-Employee Directors, each Non-Employee Director received a grant of Deferred Share Units having a value of $155,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,713 Deferred Share Units on February 10, 2014, except for Mr. Scott Davis who joined the Board in June 2014. Deferred Share Units are settled in cash upon termination of directorship.

Stock Ownership Guidelines. Under the company’s stock ownership guidelines, Non-Employee Directors must own company stock equal to five times the annual Board retainer. Stock ownership for the purpose of these guidelines includes shares directly owned by the Director, restricted shares and Deferred Share Units. Non-Employee Directors are required to achieve the ownership threshold within five years after first becoming a Director. Our policy prohibits Non-Employee Directors from transacting in derivative instruments linked to the

Johnson & Johnson 2015 Proxy Statement  •  23

performance of our securities. As of March 1, 2015, all of our Non-Employee Directors, except for Mr. Scott Davis and Dr. McClellan, who each joined the Board within the past three years, had met the stock ownership threshold.

All Other Compensation (Column D)

The amounts reported in column D represent the aggregate dollar amount for each Non-Employee Director for charitable matching contributions.

Charitable Matching Contributions. Non-Employee Directors are eligible to participate in our charitable matching gift program on the same basis as employees, pursuant to which we will contribute, on a two-to-one basis, up to $20,000 per year per person to certain charitable institutions.

Deferred Fee Plan for Non-Employee Directors

Voluntary Deferrals into Deferred Share Units. Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her cash retainers until termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in our common stock. As a Non-Employee Director who has served on the Board since prior to January 1, 1996, Mr. Cullen may elect to “invest” deferred fees into Certificates of Long-term Compensation under the Certificates of Long-term Compensation Plan up to the time of termination of his directorship. Currently, Mr. Cullen, who will retire from our Board in April 2015, has not elected this option. All Deferred Share Units held in each Non-Employee Director’s Deferred Fee Account accrue dividend equivalents in the same amount and at the same time as dividends on our common stock. In 2014, Drs. Lindquist and Washington and Messrs. Perez and Williams elected to defer all of their 2014 cash retainers.

Deferred Compensation Balances. At December 31, 2014, the aggregate number of Deferred Share Units (including dividend equivalents) held in each Non-Employee Director’s Deferred Fee Account was as follows:

Name	Deferred Share Units (#)
M. S. Coleman	21,433
J. G. Cullen(1)	39,479
D. S. Davis(2)	0
I. E. L. Davis	4,560
S. L. Lindquist	23,983
M. B. McClellan	1,760
A. M. Mulcahy	4,560
L. F. Mullin(1)	15,810
W. D. Perez	11,336
C. Prince	10,451
A. E. Washington	6,360
R. A. Williams	6,983

(1)	Not standing for re-election in 2015.
(2)	Joined the Board on June 19, 2014.

Additional Arrangements

We pay for or provide (or reimburse Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings and director orientation or other relevant educational programs.

24  •  Johnson & Johnson 2015 Proxy Statement

2015 Non-Employee Director Compensation

On September 9, 2014, the Board approved the following 2015 compensation for Non-Employee Directors, representing no change from 2014 compensation:

•	Annual Cash Retainer of $110,000

•	Annual Grant of Deferred Share Units valued at $155,000

In addition, the Lead Director will receive an annual cash retainer of $30,000, the Chairman of the Audit Committee will receive an annual cash retainer of $25,000, and the Chairs of all other Board committees will receive an annual cash retainer of $20,000.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Johnson & Johnson 2015 Proxy Statement  •  25

Stock Ownership and Section 16

Compliance

The following table sets forth information regarding beneficial ownership of our common stock by each Director; our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers named in the tables in the section “Executive Compensation Tables” on pages 54 through 71 of this Proxy Statement (each a “named executive officer”), and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of our outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Gorsky and Ullmann are deemed to “control” an additional 5,788,265 shares of our stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 494,459 shares. In the aggregate, these 6,282,724 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 24, 2015 (except shares held in our Savings Plans, which are included as of January 31, 2015).

Name	Number of Common Shares(1) (#)	Deferred Share Units(2) (#)	Common Shares Underlying Options or Stock Units(3) (#)	Total Number of Shares Beneficially Owned (#)
Dominic J. Caruso	89,035	12,781	693,803	795,619
Mary Sue Coleman	12,602	22,957	0	35,559
James G. Cullen(4)	1,581	41,003	0	42,584
D. Scott Davis(5)	0	1,524	0	1,524
Ian E. L. Davis	4,193	6,084	0	10,277
Alex Gorsky	114,778	0	496,416	611,194
Susan L. Lindquist	16,023	25,507	0	41,530
Mark B. McClellan	0	3,284	0	3,284
Anne M. Mulcahy	5,789	6,084	0	11,873
Leo F. Mullin(4)	27,395	17,334	0	44,729
William D. Perez	19,622	12,860	0	32,482
Sandra E. Peterson	19,042	0	0	19,042
Charles Prince	21,445	11,976	0	33,421
Paulus Stoffels	53,040	0	228,683	281,723
Michael H. Ullmann	73,677	0	50,361	124,038
A. Eugene Washington	0	7,884	0	7,884
Ronald A. Williams	3,650	8,507	0	12,157
All Directors and executive officers as a group (18)	494,459	177,787	1,584,570	2,256,816

(1)

The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, including shares held in 401(k) and Employee Stock Ownership Plans, and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement. Mr. Prince disclaims beneficial ownership of 800 shares listed as owned by him.

(2)

Includes Deferred Share Units credited to Non-Employee Directors under our Amended and Restated Deferred Fee Plan for Directors and Deferred Share Units credited to the executive officers under our Executive Income Deferral Plan (Amended and Restated).

(3)	Includes shares underlying options exercisable on February 24, 2015, options that become exercisable within 60 days thereafter and Restricted Share Units that vest within 60 days thereafter.

(4)	Not standing for re-election in 2015.

(5)	Became a member of the Board in June 2014.

26  •  Johnson & Johnson 2015 Proxy Statement

As of March 1, 2015, the following are the only persons known to us to be the beneficial owners of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	Common Stock	171,475,096 shares(1)	6.1%(1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	163,863,072 shares(2)	5.85%(2)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Common Stock	159,065,904 shares(3)	5.7%(3)

(1)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 9, 2015, BlackRock, Inc. reported aggregate beneficial ownership of approximately 6.1%, or 171,475,096 shares, of our common stock as of December 31, 2014. BlackRock reported that it possessed sole voting power of 143,351,223 shares and sole dispositive power of 171,475,096 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(2)

Based solely on a Schedule 13G filed with the SEC on February 10, 2015, The Vanguard Group reported aggregate beneficial ownership of approximately 5.85%, or 163,863,072 shares of our common stock as of December 31, 2014. Vanguard reported that it possessed sole dispositive power of 159,279,960 shares, sole voting power of 4,828,711 shares, shared dispositive power of 4,583,112 shares, and no shared voting power over any shares beneficially owned.

(3)

Based solely on a Schedule 13G filed with the SEC on February 12, 2015, State Street Corporation reported aggregate beneficial ownership of approximately 5.7%, or 159,065,904 shares, of our common stock as of December 31, 2014. State Street reported that it possessed shared voting power and shared dispositive power of 159,065,904 shares, and that it did not possess sole voting power or sole dispositive power over any shares beneficially owned.

As a result of being beneficial owners of more than 5% of our stock, BlackRock, Vanguard and State Street are currently considered “related persons” under our Policy on Transactions with Related Persons described on page 28 of this Proxy Statement.

•

Certain of our U.S. and international employee savings and retirement plans have retained BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $2.9 million in fees during fiscal year 2014.

•

Certain of our U.S. employee savings plans have retained Vanguard and its affiliates to provide investment management, trustee, custodial and administrative services. In connection with these services, we paid Vanguard approximately $2.1 million in fees during fiscal year 2014.

•

Certain of our U.S. and international employee savings and retirement plans and other affiliates have retained State Street and its affiliates to provide investment management, trustee, custodial, administrative and ancillary investment services. In connection with these services, we paid State Street approximately $10.2 million in fees during fiscal year 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of Forms 3, 4 and 5 and amendments thereto in our possession and written representations furnished to us, we believe that during 2014 all reports for our executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

Johnson & Johnson 2015 Proxy Statement  •  27

Transactions with Related Persons

Policies and Procedures. Our written Policy on Transactions with Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the company is a participant and any related person has a direct or indirect material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons include our Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of our outstanding common stock.

Under our Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all of our Directors and executive officers have a duty to report to the Chairman, Vice Chairman or the Lead Director potential conflicts of interest, including transactions with related persons. Management also has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy on Transactions with Related Persons.

Once a related person transaction has been identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Lead Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the company for service as a Director or executive officer of the company;

•

transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

•

contributions by the company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee under a trust indenture, or party performing similar banking services.

Our Policy on Transactions with Related Persons can be found on our website at www.investor.jnj.com/governance/policies.cfm.

Transactions with Related Persons for 2014

A sister-in-law of Dr. Paulus Stoffels, Chief Scientific Officer and Worldwide Chairman, Pharmaceuticals, is a Senior Manager at Janssen Pharmaceutica NV, a subsidiary of the company, and earned €96,765 in base salary and annual performance bonus in 2014, and during 2014 was granted a long-term incentive award of 277 restricted share units at fair value of $82.408 per share. She also participates in the general welfare and benefit plans of Janssen Pharmaceutica NV. Her compensation was established in accordance with Janssen Pharmaceutica NV’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Stoffels does not have a material interest in his sister-in-law’s employment, nor does he share a household with her.

This transaction was ratified by the Nominating & Corporate Governance Committee in compliance with our Policy on Transactions with Related Persons described above.

28  •  Johnson & Johnson 2015 Proxy Statement

Compensation Committee Report

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 30 through 53, be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014.

Charles Prince, Chairman

William D. Perez

A. Eugene Washington

Ronald A. Williams

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Johnson & Johnson 2015 Proxy Statement  •  29

Compensation Discussion and Analysis

30  •  Johnson & Johnson 2015 Proxy Statement

Executive Summary: The Committee believed that 2014 was a year of excellent financial and strong strategic performance.

KEY PERFORMANCE AND COMPENSATION HIGHLIGHTS

•  Upheld Our Credo values by putting the needs and well-being of the people we serve first – our:

•  Consumers, caregivers, and patients

•   Employees

•  Communities in which we live and work

•   Shareholders

•  Successfully achieved our near-term priorities in 2014:

•   Exceeded our financial goals for operational sales and adjusted EPS growth, and met our free cash flow goal.

•   Met all U.S. OTC Consent Decree requirements to date and returned 80% of our brands to the shelves.

•   Exceeded revenue and cost reduction goals for DePuy Synthes, the world’s leading orthopaedics company with 80% of its key product platforms in the #1 or #2 market positions.

•   Our Pharmaceutical business grew to become the fourth largest pharmaceutical company in the world and remained the fastest-growing top ten pharmaceutical company in the U.S., Europe and Japan.+

•  Advanced our long-term growth drivers:

•   Exceeded our Creating Value through Innovation objectives, with 25% of 2014 sales from new products launched between 2010 and 2014; gaining or holding market share in 14 out of 17 key product platforms; and investing 11.4% of revenue into research and development.

•  Exceeded our Excellence in Execution (portfolio, organizational effectiveness, quality, and supply) objectives, and completed the divestitures of Ortho-Clinical Diagnostics and certain non-core Consumer brands.

•  Met our Global Reach with Local Focus (global sales growth) objectives, driven by growth in the Pharmaceutical business, developed markets, and, in emerging markets, by the Medical Devices and Consumer businesses.

•   Exceeded our Leading with Purpose (talent, engagement, and reputation) objectives, strengthening our leadership talent pipeline, reaching an all-time high on employee engagement scores, and improving our reputational standings.

•  Continued our shareholder and other stakeholder outreach on our executive compensation program and made the following changes in response to feedback and market data:

•   Closed Executive Life Insurance to new participants

•  Redesigned our U.S. Pension Plan for new participants

•  Received strong support for our named executive officer compensation in our 2014 “Say on Pay” vote – 96% in favor

2014 FINANCIAL RESULTS* OPERATIONAL SALES GROWTH 6.1% FREE CASH FLOW $14.8B ADJUSTED OPERATIONAL EPS GROWTH 8.7%

25% of 2014 sales from new products launched between 2010 and 2014
CEO Pay Decisions • Annual Bonus: 135% of target • LTI Award: 130% of target • Salary: 6.7% increase Total Direct Compensation • 2014: $20,253,820 • 2013: $18,227,695 (See page 36 for details)
31 Consecutive years of adjusted earnings increases*	52 Consecutive years of dividend increases

+	Source: IMS MIDAS Q3 2014 (growth vs. previous year (moving annual total) in local currency dollars).

*	Non-GAAP measures; See page 33 for details on non-GAAP measures.

2014 Total Shareholder Return

14% 10% 17%

S&P 500 Dow J&J

Johnson & Johnson 2015 Proxy Statement  •  31

 2014 COMPANY PERFORMANCE

In 2014, we successfully executed our near-term priorities: exceeding our financial goals for operational sales and adjusted EPS, and meeting our free cash flow goal; restoring a reliable supply of approximately 80% of our U.S. OTC products to the market; exceeding revenue and cost synergies goals for DePuy Synthes; and continued building on the strong momentum in our Pharmaceutical business. We also advanced our long-term growth drivers: Creating Value through Innovation; Excellence in Execution; Global Reach with Local Focus; and Leading with Purpose.

The company’s 2014 performance met or exceeded all of our financial and strategic goals for 2014 as follows:

Financial Objective(1)	Goal	2014 Results
2014 Operational Sales Growth	3.7% – 4.7%	6.1%
2014 Free Cash Flow	$14 – $15B	$14.8B
2014 Adjusted Operational EPS Growth	3.3% –5.1%	8.7%

(1)	Non-GAAP measures; see page 33 for details on non-GAAP performance measures.

•	Total sales on an operational basis grew 6.1%, which exceeded our goal of 3.7% – 4.7% growth.

•	Generated free cash flow of $14.8 billion, which met our goal of $14 – $15 billion.

•	Grew adjusted earnings per share (excluding special items) 8.7% on an operational basis, which exceeded our goal of 3.3% – 5.1% growth.

•	Exceeded our Creating Value through Innovation objectives.

In 2014, 25% of 2014 sales were from new products launched between 2010 and 2014; in 14 of 17 key in-line product platforms we gained (10) or held (4) market share; and we invested 11.4% of revenue into research and development. We continued to have success with our recent product introductions of IMBRUVICA® (a chronic lymphocytic leukemia and mantle cell lymphoma treatment), the ATTUNE® Knee System and the THERMOCOOL SMARTTOUCH® Catheter in electrophysiology. We had a record number of patents issued in the past year and are among the top-ranked healthcare companies in patents issued. We continued to invest in innovation with the opening of the fourth Johnson & Johnson Innovation Center in Shanghai and the expansion of five Johnson & Johnson Innovation – JLabs locations.

2014 Operational Sales Growth

0% 1% 2% 3% 4% 5% 6% 7% 8%

6.1% Goal

2014 Free Cash Flow ($ Billions)

$0 $2 $4 $6 $8 $10 $12 $14 $16 $18 $20

$14.8 Goal

2014 Adjusted Operational EPS Growth

0% 1% 2% 3% 4% 5% 6% 7% 8% 9% 10%

8.7% Goal

32  •  Johnson & Johnson 2015 Proxy Statement

•	Exceeded our Excellence in Execution (portfolio, organizational effectiveness, quality, and supply) objectives.

We continued to reshape our portfolio, by completing the strategic divestitures of Ortho-Clinical Diagnostics (OCD) and certain non-core Consumer brands. We exceeded revenue and cost synergies goals for DePuy Synthes, the world’s leading orthopaedics company, with 80% of its key product platforms in the #1 or #2 market positions. We have continued to evolve our organizational structures to drive effectiveness and efficiencies. We made significant progress in our supply chain, with important improvements in quality, supply, and efficiency.

•	Met our Global Reach with Local Focus (global sales growth) objectives.

We achieved strong operational sales growth, driven by developed markets (8.0% excluding OCD) and Pharmaceutical (16.5%) growth. In emerging markets, we achieved strong operational sales growth in the Medical Devices (7.8 % excluding OCD) and Consumer (6.0%) businesses. We made significant progress implementing our One J&J initiatives in Asia (creating one Johnson & Johnson business in 9 countries in Southeast Asia, facilitating efficiency and effectiveness and enabling one voice to governments, customers, and talent). We also developed a strategy to accelerate innovation and create a Global Lung Cancer center in China.

•	Exceeded our Leading with Purpose (talent, engagement, and reputation) objectives.

Our leadership talent pipeline health continued to grow stronger and we reached an all-time high on employee engagement scores. We enhanced our reputational standings, including ranking fifth on Barron’s list of “The World’s Most Respected Companies” and being the highest ranked Pharmaceutical company on Fortune’s list of “The World’s Most Admired Companies”.

Detail on Non-GAAP Performance Measures

•

Operational Sales Growth: Operational Sales Growth is the sales increase due to volume and price, excluding the effect of currency translation. As set forth on page 3 of the “Management’s Discussion and Analysis” section of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 (“2014 Form 10-K”), our 2014 Operational Sales Growth was 6.1%.

•

Free Cash Flow: As set forth in the Consolidated Statements of Cash Flows on page 24 of our 2014 Form 10-K, net cash flows from operating activities was $18.5 billion, and additions to property, plant and equipment were $3.7 billion. For compensation purposes, Free Cash Flow is the net cash from operating activities less additions to property, plant and equipment ($18.5 billion – $3.7 billion = $14.8 billion).

•

Adjusted Operational EPS Growth: Adjusted EPS and Adjusted Operational EPS are non-GAAP financial measures. Adjusted EPS excludes special items as set forth in Exhibit 99.2O to the company’s Current Report on Form 8-K dated January 20, 2015. For compensation purposes, Adjusted Operational EPS Growth also excludes the effect of currency translation. The following is a reconciliation of Adjusted EPS and Adjusted Operational EPS to Diluted EPS (the most directly comparable U.S. GAAP measure):

	2014 Actual $ per share	% Change vs. Prior Year*
Diluted EPS Special Items	$5.70 0.27
Adjusted EPS Currency Translation	5.97 0.03	8.2%
Adjusted Operational EPS	6.00	8.7%

*	Prior year Adjusted EPS = $5.52

Johnson & Johnson 2015 Proxy Statement  •  33

 KEY FEATURES OF OUR 2015 EXECUTIVE COMPENSATION PROGRAM

The Committee believes that the executive compensation program includes key features that align the interests of the named executive officers and Johnson & Johnson’s long-term strategic direction with shareholders and does not include features that could misalign their interests.

What We Do

•    Align CEO Pay with Company Performance:

Our CEO’s actual pay is aligned with actual total shareholder returns.

•    Use Long-Term Incentives to Link the Majority of Named Executive Officer Pay to Company Performance:

Over two-thirds of pay for our named executive officers is in the form of long-term incentives linked to growing sales, EPS, TSR, and our stock price.

•    Balance Short-Term and Long-Term Incentives:

The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.

•    Cap Incentive Awards:

Awards under both our annual and long-term incentive plans are capped at 200% of target.

•    Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:

We regularly review the risks related to our executive compensation program, and our executive compensation program includes features that reduce the possibility of our named executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•    Require Named Executive Officers to Maintain Stock Ownership:

Our CEO must own 6x salary and our other named executive officers must own 3x salary worth of our company stock within 5 years of first becoming an executive officer.

•    Have a Compensation Recoupment Policy Applicable to our Named Executive Officers:

The Board has the authority to recoup compensation that resulted from a material misstatement of financial results or in the event of material violations of company policy relating to the manufacturing, sales or marketing of company products.

What We Don’t Do

•    No Above-Median Targeting of Executive Compensation:

We do not target total direct compensation of our executive officers above the median of our Executive Peer Group.

•    No Dividend Equivalents on Unvested Long-Term Incentives:

Since 2010, we do not pay dividend equivalents on unvested awards and do not pay any dividend equivalents under our long-term incentive program.

•    No Change-in-Control Benefits:

No named executive officer is covered by a change-in-control or “golden parachute” agreement and there are no change-in-control provisions in any of our compensation plans.

•    No Option Repricing without Shareholder Approval

Our long-term incentive plans prohibit repricing of options unless we receive approval from our shareholders.

•    No Hedging of Company Stock:

Our named executive officers are prohibited from hedging their company stock.

•    No Tax Gross Ups:

We do not provide tax reimbursements unless they are provided pursuant to our standard relocation practices.

34  •  Johnson & Johnson 2015 Proxy Statement

 SHAREHOLDER OUTREACH AND COMPENSATION PROGRAM CHANGES

When casting your 2015 Say on Pay vote, we encourage you to consider:

•	Our continued direct engagement with our shareholders

•	Our continued evaluation and changes to our executive compensation program

•	The pay-for-performance alignment built into the design of our incentive programs

•	The alignment of the 2014 compensation of our Chairman/CEO and our other named executive officers with our company’s 2014 performance

In 2014, we held an annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay”. Approximately 96% of the votes cast voted in favor of our executive compensation program as disclosed in our 2014 Proxy Statement. We believe that this continued strong support for the named executive officer compensation resulted from our direct engagement with our shareholders and the changes we made to our executive compensation program over the past several years.

During 2014, we continued our shareholder outreach on our executive compensation program. Our Lead Director, Compensation & Benefits Committee Chair, and members of senior management had discussions with a diverse mix of U.S. and international institutional shareholders on our executive compensation program.

We considered the feedback from our shareholders and continued to evaluate our executive compensation program and this year we made the following changes:

•

Redesigned our U.S. pension plan: We redesigned our U.S. pension plan for new participants effective January 1, 2015. The redesigned pension plan continues to provide competitive retirement benefits and reward long service while reducing the long-term financial exposure to our company.

•

Closed executive life insurance to new participants: Effective January 2015, the U.S. executive life insurance program was closed to new participants. U.S. executives will continue to be able to purchase supplemental term life insurance coverage at the same group rates offered to other employees.

Johnson & Johnson 2015 Proxy Statement  •  35

 CEO PERFORMANCE AND COMPENSATION DECISIONS

Alex Gorsky

Chairman, Board of Directors; Chief Executive Officer

Performance:

The Board based its assessment of Mr. Gorsky primarily upon its evaluation of the company’s performance. The Board believes that the company delivered excellent financial and strong strategic performance in 2014 under Mr. Gorsky’s leadership as summarized under “2014 Company Performance” on pages 32 and 33 and it approved compensation for 2014 reflecting this strong performance.

Compensation Decisions:

The Board’s compensation decisions for Mr. Gorsky reflect the Board’s assessment of his 2014 performance: delivering strong company performance and above-expectations leadership. The Board recognized Mr. Gorsky’s 2014 performance by awarding him an annual performance bonus at 135% of target and long-term incentives at 130% of target. After reviewing market data as one factor and his overall compensation, performance, alignment with Our Credo values, complexity and scope of responsibilities, and experience, the Board set Mr. Gorsky’s salary rate at $1,600,000 per year, effective March 2, 2015 (a 6.7% increase).

2015 Compensation Decisions for 2014 Performance:

		Amount	Percent of Target
	2014 Annual Performance Bonus	$3,543,800	135%
	2015 Long-Term Incentive Awards	$15,210,020	130%

Please see “2015 Compensation Decisions for 2014 Performance” and “2015 Salary Increases” on pages 38 to 40 for details on the awards, total direct compensation, and base salary increase.

The actual pay mix for Mr. Gorsky for 2014 is displayed below. Please see “2015 Compensation Decisions for 2014 Performance” on pages 38 to 40 for details on the mix of base salary, annual performance bonus, and long-term incentive awards.

ACTUAL 2014 CEO PAY MIX

Base Salary

Annual Performance Bonus

7% 18% 75%

Long-Term Incentives

36  •  Johnson & Johnson 2015 Proxy Statement

 OTHER NAMED EXECUTIVE OFFICER PERFORMANCE

The Committee based its assessment of each of the other named executives officers upon its evaluation of the company’s performance as well as the individual performance of each named executive officer. Each of the named executive officers contributed to the company’s performance as a member of the Executive Committee. See “2014 Company Performance” on pages 32 and 33 for the Committee’s evaluation of the company’s performance for 2014.

Dominic J. Caruso

Vice President, Finance; Chief Financial Officer

In addition to his contribution to our company’s overall performance, Mr. Caruso:

•   Drove strong financial management, financial metrics and cash flow management, reflected by the organization exceeding its 2014 business plan for operational Sales and adjusted operational EPS, meeting its target for Free Cash Flow, and the company continuing to increase the dividend for the 52nd consecutive year by 6.1% in 2014.

•  Drove clear and effective analysis of merger and acquisition activity with prioritization and focus on capital allocation, and delivered above benchmark results in procurement.

•  Continued to build strong relationships and external partnerships with the financial community and was actively involved in industry coalitions.

•  Provided strong leadership within Finance including strengthening the talent pipeline in key roles across the function.

See pages 38 to 40 for details on “2015 Compensation Decisions for 2014 Performance.”

Paulus Stoffels, M.D.

Chief Scientific Officer; Worldwide Chairman, Pharmaceuticals

In addition to his contribution to our company’s overall performance, Dr. Stoffels:

•  Significantly contributed to the extraordinary results of our Pharmaceutical business.

•   Provided strong leadership within the Pharmaceutical Research & Development organization, building on the industry leading track record of launching 14 new products over the last 5 years.

•   Strengthened the product pipeline through targeted licensing & acquisitions, partnerships and collaborations.

•   Led the development of a company wide external innovation strategy through the Innovation Centers and the assessment of the health of the company’s R&D portfolio.

•   Led Johnson & Johnson in having a major impact on health in the world with innovative therapies in cancer, schizophrenia, diabetes, cardiovascular diseases, inflammation, HIV, and HCV and becoming the leading prescription pharmaceutical company in the U.S.

•  Provided oversight of world class medical safety for the products of the Johnson & Johnson Family of Companies and the alignment of the company’s commitment to global public health.

See pages 38 to 40 for details on “2015 Compensation Decisions for 2014 Performance.”

Johnson & Johnson 2015 Proxy Statement  •  37

Sandra E. Peterson

Group Worldwide Chairman

In addition to her contribution to the company’s overall performance, Ms. Peterson:

•   Provided strong leadership to the Consumer, Vision Care, and Diabetes Solutions businesses, and the Information Technology and Supply Chain functions.

•   Led the Consumer business to a positive trend in global market share and delivered income and cash flow above business goals.

•   Led the U.S. McNeil business to meet all consent decree requirements to date while further stabilizing supply.

•   Assumed responsibility for our Vision Care business as well as our Diabetes Solutions business, which under her leadership pivoted to a growth strategy and the Diabetes Solutions business delivered sales growth above plan.

•   Oversaw the continued execution of our Information Technology strategy focusing on key infrastructure and capability upgrades and the transformation of our supply chain, which has driven improved cost, quality and reliability metrics.

See pages 38 to 40 for details on “2015 Compensation Decisions for 2014 Performance.”

Michael H. Ullmann

Vice President, General Counsel

In addition to his contribution to our company’s overall performance, Mr. Ullmann:

•   Led the Law Department in reversing major adverse judgments, prevailing in significant litigation, and settling several high profile investigations and disputes.

•   Oversaw efforts resulting in dismissal of the FCPA deferred prosecution agreement.

•  Oversaw legal support for all licensing, acquisition and divestiture transactions, including the Ortho-Clinical Diagnostics divestiture, and a record number of patents issued.

•   Provided strong leadership in advancing a diverse talent pipeline in his organization and participating in, and supporting, a wide range of Credo commitment activities and legal and ethics training throughout the company.

See pages 38 to 40 for details on “2015 Compensation Decisions for 2014 Performance.”

 2015 COMPENSATION DECISIONS FOR 2014 PERFORMANCE

How Compensation Decisions are Reported

Each year, based on the performance assessments of the named executive officers, the Committee determines the salary rate for the upcoming year, the annual performance bonus earned for the prior year’s performance, and long-term incentive awards that are granted in the first quarter of the year for each named executive officer. Decisions regarding these elements and the amounts for 2014 are summarized in the tables below. The Committee believes that these tables best summarize the actions taken on the named executive officers’ compensation for the performance year. By contrast, most of the amounts required by the rules of the SEC to be reported in the “Summary Compensation Table” on page 54 are the result of compensation decisions from prior years, earnings from prior long-term incentive awards, or participation in long-standing programs.

38  •  Johnson & Johnson 2015 Proxy Statement

2014 Total Direct Compensation

The following table shows the salary paid during 2014 and the annual performance bonus and long-term incentive grants approved on February 9, 2015 for performance in 2014 for each named executive officer.

A	B	C	D	E
Name	Cash		Equity
	Salary ($)	Annual Performance Bonus ($)	Long-Term Incentive ($)	Total Direct Compensation ($)
A. Gorsky	$1,500,000	$3,543,800	$15,210,020	$20,253,820
D. Caruso	878,115	1,400,000	4,861,985	7,140,100
P. Stoffels	1,075,423	1,500,000	6,077,542	8,652,965
S. Peterson	841,346	1,400,000	5,248,769	7,490,115
M. Ullmann	591,346	780,000	2,730,051	4,101,397

Salary (Column B)

The amounts reported in column B represent base salaries paid to each of the named executive officers for the 2014 fiscal year.

Annual Performance Bonus (Column C)

Based on 2014 company performance and individual performance as discussed on pages 32 to 33 and 36 to 38, the Board and the Committee awarded annual performance bonuses (which were paid in 2015) ranging from 127% to 136% of target. See the “Grants of Plan Based Awards” table on page 59 for the target bonus amounts.

Long-Term Incentive Awards (for 2014 performance) (Column D)

The Board and Committee granted the following long-term equity incentive awards (ranging from 116% to 130% of target) to the named executive officers based on competitive market data, relative duties and responsibilities, the individual’s long-term potential within the organization, and his or her performance and impact on the company’s results. These awards included Performance Share Units (PSUs), Stock Options, and Restricted Share Units (RSUs).

Name	PSUs Granted(1) (#)	PSUs Granted ($)	Options Granted(2) (#)	Options Granted ($)	RSUs Granted(3) (#)	RSUs Granted ($)	Total Long-Term Incentive(4) ($)
A. Gorsky	82,913	$7,605,029	427,127	$4,562,998	33,165	$3,041,993	$15,210,020
D. Caruso	26,504	2,431,026	136,535	1,458,603	10,601	972,356	4,861,985
P. Stoffels(5)	33,130	3,038,783	170,668	1,823,246	13,252	1,215,513	6,077,542
S. Peterson	28,612	2,624,378	147,395	1,574,621	11,445	1,049,770	5,248,769
M. Ullmann	14,882	1,365,022	76,664	819,002	5,953	546,027	2,730,051

(1)

The estimated grant date fair value used to determine the number of PSUs granted was $91.723. The estimated grant date fair value per PSU was assumed to be equal to the estimated grant date fair value per RSU for the purpose of determining the number of PSUs.

(2)

The grant date fair value used to determine the number of options granted was $10.683. The option exercise price was $100.06 based on the average of the high and low prices of our common stock on the NYSE on the grant date. The Black-Scholes option valuation model was used to calculate the grant date fair value with the following assumptions: volatility of 15.48% based on a blended rate of historical average volatility rate and implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 2.90%; risk-free interest rate of 1.77% based on a U.S. Treasury rate of seven years; and a seven-year option life.

(3)

The grant date fair value used to determine the number of RSUs granted was $91.723. The grant date fair value for the RSU awards as calculated under U.S. GAAP was based on the average of the high and low prices of our common stock on the NYSE on the grant date ($100.06) and discounted by an expected dividend yield of 2.9% as dividends are not paid on the RSUs prior to vesting.

Johnson & Johnson 2015 Proxy Statement  •  39

(4)	Award values are rounded to the nearest share.

(5)

In addition to the long-term incentive award included in the above table, on October 31, 2014 the Committee granted a special award of 75,492 RSUs with a fair value on the grant date of $7.5 million to Dr. Stoffels to recognize his significant contributions to past performance and enhance his future retention. See the “Grants of Plan-Based Awards” table on page 59 for more details.

Total Direct Compensation (Column E)

The amounts reported in column E are the sum of columns B through D for each of the named executive officers. The Committee believes that totals in column E best summarize the total direct compensation paid to each named executive officer for the 2014 fiscal year.

2015 Salary Increases

Annual salary increases are neither automatic nor guaranteed. In determining the base salary rates for our named executive officers the Committee reviewed market data as one factor, along with the individual’s overall compensation, performance, alignment with Our Credo values, complexity and scope of responsibilities, and experience in those roles. The Committee can elect to leave a base salary rate unchanged, as it did for Mr. Gorsky last year.

The following table shows the annual base salary rate approved on February 9, 2015 for each named executive officer. The annual base salary rates are all effective as of March 2, 2015.

Name	2014 Annual Base Salary Rate ($)	2015 Annual Base Salary Rate ($)
A. Gorsky	$1,500,000	$1,600,000
D. Caruso	884,000	909,500
P. Stoffels	1,100,000	1,144,000
S. Peterson	850,000	900,000
M. Ullmann	600,000	640,000

40  •  Johnson & Johnson 2015 Proxy Statement

Executive Compensation Philosophy

 IMPORTANCE OF CREDO VALUES IN ASSESSING PERFORMANCE

For over 70 years, the Johnson & Johnson Credo has guided us in fulfilling our responsibilities to our customers, employees, communities, and shareholders. In assessing our named executive officers’ contributions to Johnson & Johnson’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved – whether the decisions and actions leading to the results were consistent with the values embodied in Our Credo – and the long-term impact of a named executive officer’s decisions. Credo-based behavior is not something that can be precisely measured; thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/ CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with Our Credo values.

 GUIDING PRINCIPLES

We design our executive compensation programs to achieve our goals of attracting, developing, and retaining global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. We use the following guiding principles to design our compensation programs:

•	Competitiveness: We compare our practices against appropriate peer companies that are of similar size and complexity, so we can continue to attract, retain, and motivate high-performing executives.

•

Pay for Performance: Annual bonuses and grants of long-term incentives are tied to performance, including the performance of the individual named executive officer and his or her specific business unit or function, as well as the overall performance of our company.

•

Accountability for Short- and Long-Term Performance: We structure performance-based compensation to reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for long-term results.

•	Alignment to Shareholders’ Interests: We structure performance-based compensation to align the interests of our named executive officers with the long-term interests of our shareholders.

Components of Executive Compensation

 BASE SALARY

We provide competitive base salaries to our named executive officers in recognition of their job responsibilities. We reference competitive data from companies that are of similar size and complexity as Johnson & Johnson within our Executive Peer group. In addition to competitive data, we consider individual work experience, alignment with Our Credo values, leadership, time in position, complexity and scope of responsibilities, knowledge, and internal parity among those performing similar jobs when setting salary levels.

 ANNUAL PERFORMANCE BONUS

We establish competitive annual performance bonus opportunities as a percent of salary for our named executive officers that:

•	motivate attainment of short-term goals;

•	link annual cash compensation to achievement of the annual priorities and key objectives of the business, which includes business unit/function and overall company performance; and

•	reward individual performance and contribution.

Our named executive officers participate in the Executive Incentive Plan (“EIP”). Under the EIP, payments of annual performance bonuses to named executive officers are prohibited unless Consolidated Net Earnings, as shown in the audited financial statements of our company, are positive. Individual bonuses cannot exceed 0.08%

Johnson & Johnson 2015 Proxy Statement  •  41

of Consolidated Net Earnings for the Chairman/CEO and any Vice Chairman and 0.04% of Consolidated Net Earnings for the other named executive officers. It is important to note that, while the EIP is designed so that the annual performance bonuses for our named executive officers are fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, the bonus amounts actually paid to them are based on consideration of both company and individual performance as discussed on pages 32 to 33 and 36 to 38.

 LONG-TERM INCENTIVES

We establish competitive long-term incentive opportunities as a percent of salary for our named executive officers that:

•	motivate achievement of long-term operational goals and increased total shareholder return;

•	align the interests of participants with shareholders;

•

vary in the size of award, based on competitive market data, relative duties and responsibilities, the individual’s long-term potential within the organization, and his or her performance and impact on the company’s results; and

•	vary in the ultimate actual value of the awards based on: (1) the degree to which long-term operational goals are attained and (2) the company’s actual total shareholder return.

We provide long-term incentives to our named executive officers using three types of equity awards to provide an appropriate balance of incentives tied to internal measures of performance (sales and earnings per share) and external measures of success (share price appreciation and equity value). The forms of equity awards and their weightings for our named executive officers are as follows:

LONG-TERM INCENTIVE MIX FOR EXECUTIVES

Restricted Share Units

20%

30%

50%

Performance Share Units

Stock Options

We granted our named executive officers the following long-term incentives based on competitive market data, relative duties and responsibilities, the individual’s long-term potential within the organization, and his or her performance and impact on the company’s results:

•

Performance Share Units, which are converted into shares of our common stock after the end of a three-year performance period. Performance share units receive no dividend equivalents and are earned based on performance against the following metrics:

•	Sales: 1-year Operational Sales for each year of the performance period

•	Earnings Per Share: 3-year Cumulative Adjusted Operational EPS

•	Relative Total Shareholder Return: 3-year Compound Annual Growth Rate versus the Competitor Composite Peer Group

•

Stock Options, which vest 100% on the day following the third anniversary of the grant date, have an exercise price equal to the fair market value of our common stock on the grant date, and expire 10 years from the grant date.

42  •  Johnson & Johnson 2015 Proxy Statement

•	Restricted Share Units, which receive no dividend equivalents and are converted into shares of common stock on the third anniversary of the grant date.

 EXECUTIVE PERQUISITES & OTHER BENEFITS

Our named executive officers received the same employee benefits provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to approximately 300 employees. The executive life insurance premiums paid for named executive officers are disclosed in the Summary Compensation Table under “All Other Compensation (Column I)” on page 54 of this Proxy Statement. Effective January 2015, the executive life insurance program was closed to new participants.

In addition to the benefits offered to all employees, our named executive officers were provided benefits intended for business purposes. In some cases, these benefits may be used for personal use, which would then be considered part of a named executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2014, this included: limited access to the company aircraft for personal travel, access to company cars and drivers for commutation and other personal transportation, and reimbursement of home security system monitoring fees.

Setting Compensation & Performance Targets

  USE OF PEER GROUPS FOR PAY AND PERFORMANCE

The Committee uses two peer groups for executive compensation. The Executive Peer Group is used to assess the competitiveness of the compensation of our named executive officers, and the Competitor Composite Peer Group is used to evaluate the relative performance of our company. As described below, the two peer groups vary because executive compensation levels and practices are influenced by business complexity and company size, and most of our business competitors are much smaller than Johnson & Johnson as a whole, or even as compared to each of our three individual business segments.

  EXECUTIVE PEER GROUP

The Committee considers relevant market pay practices when setting executive compensation to increase our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our named executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed by the Committee on an annual basis, consists of companies that generally:

•

are similar to Johnson & Johnson in terms of certain factors, including one or more of the following: size (i.e., revenue, net income, market capitalization), industry, gross margin, global presence and research and development investment;

•	have named executive officer positions that are comparable to ours in terms of breadth, complexity and scope of responsibilities; and

•	compete with us for executive talent.

The Executive Peer Group does not include companies headquartered outside the United States (because comparable compensation data for the named executive officers is not available) or companies in industries whose compensation programs are not comparable to our programs, such as the financial services or oil and gas industries.

Johnson & Johnson 2015 Proxy Statement  •  43

The following table lists the companies in the 2014 Executive Peer Group and their business characteristics, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2014. Johnson & Johnson ranks in the top half of the peers for revenue and in the top quartile for net income and market capitalization.

Executive Peer Group

Company (Ticker Symbol)	Revenue (Millions)	Net Income (Millions)	Market Cap (Billions)	Common Industry(1)	Gross Margin (>40%)	Global Presence (International >33% of Sales)	Business Complexity(2)	Innovation Emphasis (R&D> or = 5% of Sales)
3M Company (MMM)	$ 31,821	$ 4,956	$105	✓	✓	✓	✓	✓
Abbott Laboratories (ABT)	20,247	2,284	68	✓	✓	✓	✓	✓
The Boeing Company (BA)	90,762	5,446	93			✓	✓
Bristol-Myers Squibb Company (BMY)	15,879	2,004	98	✓	✓	✓	✓	✓
Cisco Systems, Inc. (CSCO)(3)	48,083	8,653	142		✓	✓	✓	✓
The Coca-Cola Company (KO)	45,998	7,098	185	✓	✓	✓
Eli Lilly and Company (LLY)	19,616	2,390	77	✓	✓	✓	✓	✓
General Electric Company (GE)	148,589	15,233	254	✓	✓	✓	✓
Hewlett-Packard Company (HPQ)	111,454	5,013	74	✓		✓	✓
Honeywell International Inc. (HON)	40,306	4,239	78			✓	✓
Intel Corporation (INTC)	55,870	11,704	175		✓	✓	✓	✓
International Business Machines Corporation (IBM)	92,793	12,022	159		✓	✓	✓	✓
Merck & Co., Inc. (MRK)	42,237	11,920	162	✓	✓	✓	✓	✓
PepsiCo, Inc. (PEP)	66,683	6,513	142	✓	✓	✓
Pfizer Inc. (PFE)	49,605	9,135	196	✓	✓	✓	✓	✓
The Procter & Gamble Company (PG)(3)	81,669	9,550	246	✓	✓	✓	✓
United Technologies Corporation (UTX)	65,100	6,220	105			✓	✓
Johnson & Johnson (JNJ)	74,331	16,323	293	✓	✓	✓	✓	✓
Johnson & Johnson’s Ranking	6th	1st	1st
Johnson & Johnson’s Percentile Rank	71%	100%	100%

(1)	Common Industry means that the company is in an industry similar to one of the company’s business segments: pharmaceutical, medical devices, and consumer packaged goods.

(2)	Business Complexity means the company is a complex organization with multiple product lines.

(3)	Used last four calendar quarters ending December 31, 2014 for Cisco Systems, Inc. and The Procter & Gamble Company.

44  •  Johnson & Johnson 2015 Proxy Statement

 COMPETITOR COMPOSITE PEER GROUP

The Committee compares overall company performance to the weighted performance of its Competitor Composite Peer Group companies. The Competitor Composite Peer Group is a portfolio of companies that compete with one, or more, of our three business segments. The portfolio of companies is evaluated on an ongoing basis and is updated as necessary. These companies are selected based on the following criteria and financial metrics:

•	Product Relevance (i.e., must be a direct competitor to one of our business segments)

•	Financial Comparison:

–	Sales growth

–	Net income growth and Net income margin

–	Earnings per share growth

–	Total shareholder return

•	Global Presence

The following table lists our 2014 Competitor Composite Peer Group companies broken down by business segment.

COMPETITOR COMPOSITE PEER GROUP
Pharmaceutical	Medical Devices(1)	Consumer
AbbVie Inc. Amgen Inc. AstraZeneca plc Bristol-Myers Squibb Company Eli Lilly and Company GlaxoSmithKline plc Merck & Co., Inc. Novartis AG Pfizer Inc. Roche Holding AG Sanofi SA

Abbott Laboratories

(Vascular & Diagnostics)

Allergan, Inc. (Aesthetics)

Bayer AG (Diabetes)

Boston Scientific Corporation

C. R. Bard, Inc.

Covidien plc

Edwards Lifesciences Corporation

Medtronic, Inc.

The Cooper Companies, Inc. (CooperVision)

Roche Holding AG (Diagnostics)

Smith & Nephew plc

St. Jude Medical, Inc.

Stryker Corporation

Zimmer Holdings, Inc.

Beiersdorf AG

Colgate-Palmolive Company

GlaxoSmithKline plc

(Consumer Healthcare)

Kimberly-Clark Corporation

The L’Oréal Group

Novartis AG

(Consumer Healthcare)

The Procter & Gamble Company

Merck & Co., Inc.

(Consumer Care)

Pfizer Inc.

(Consumer Healthcare)

(1) Previously referred to as Medical Devices and Diagnostics

Johnson & Johnson 2015 Proxy Statement  •  45

 SETTING COMPENSATION TARGETS

Compensation Target Setting Process and Pay Position

Before each fiscal year begins, compensation targets are set to ensure that we can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with similar responsibilities. An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels.

The Committee reviews market data to understand how our target pay levels compare to benchmark positions, but does not target total compensation to a specific percentile of the Executive Peer Group. In deciding on compensation for individual named executive officers, the Committee considers the individual’s performance and alignment with Our Credo values, our internal bonus and long-term incentive opportunities as a percent of salary, the individual’s roles and responsibilities, and his or her experience in role.

2014 Pay Mix at Target

The pay mix at target for our named executive officers is a result of the compensation targets which emphasize long-term compensation versus short-term compensation. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance, and business unit/function results.

The pay mix at target for Mr. Gorsky, our Chairman/CEO, and the other named executive officers for 2014 is displayed below.

CEO PAY MIX AT TARGET

Base Salary

Annual Performance Bonus

9%

17%

74%

Long-Term Incentives

OTHER NAMED EXECUTIVE OFFICERS PAY MIX AT TARGET

Base Salary

Annual Performance Bonus

15%

18%

67%

Long-Term Incentives

Compensation Decision Process

 TIMING

Compensation for the named executive officers is reviewed and approved by the Committee (and, for the Chairman/CEO, the independent members of the Board) during the first quarter of each year based on performance during the prior year. 2014 compensation includes base salary earned during the fiscal year, the annual performance bonus earned for 2014 performance and paid in March 2015, and the long-term incentive grants made in February 2015 based on the individual’s long-term potential within the organization, and his or her performance and impact on the company’s results.

 2014 COMPENSATION DECISIONS FOR 2013 PERFORMANCE

Some of the compensation figures included in the tables in the “Executive Compensation Tables” section of this Proxy Statement were paid (or granted) to the named executive officers in 2014 for performance in 2013. The decisions regarding these awards and payments were discussed in detail in our 2014 Proxy Statement dated

46  •  Johnson & Johnson 2015 Proxy Statement

March 12, 2014. For a full understanding of these decisions, please refer to the sections of our 2014 Proxy Statement entitled “Compensation Discussion and Analysis – CEO Pay” and “Compensation Discussion and Analysis – 2014 Compensation Values for 2013 Performance.”

 INDIVIDUAL PERFORMANCE ASSESSMENT

Each of the named executive officers is evaluated against a set of financial and strategic goals. The Committee approves the Chairman/CEO’s annual financial and strategic goals, and the Chairman/CEO approves each of the other named executive officer’s goals, during the first quarter of each year. The Committee reviews the company’s performance against compensation goals on a quarterly basis. At the end of the performance period, the named executive officers are assessed against their goals and how these goals were accomplished.

The individual performance evaluations are based on overall business performance as well as the performance of the business segment or function that they lead. In addition, we consider whether the executive achieves business results in a manner that is consistent with the values embodied in Our Credo. The independent members of the Board of Directors evaluate the performance of the Chairman/CEO. The Committee receives an assessment from the Chairman/CEO for each of the other named executive officers and reviews these assessments, relying on its own judgment and knowledge of our company to evaluate performance for each of the named executive officers.

The individual performance assessments are used by the Committee to determine compensation actions for each of the named executive officers. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salary increases, bonuses, and long-term incentives for named executive officers other than the Chairman/CEO.

The Committee determines base salary rates, annual performance bonuses, and long-term incentive awards based on a component-by-component and on a total direct compensation basis. The position of salary relative to market data is also taken into account. The performance of each named executive officer is evaluated, and the ultimate compensation decisions are determined, based on the judgment and experience of the independent members of the Board (in the case of the Chairman/CEO) and the Committee (in the case of the other named executive officers). While performance against goals is the most significant factor, the achievement of particular goals does not determine compensation award levels in a formulaic manner. An executive’s previous long-term incentive awards and total equity ownership are not considered when making annual long-term incentive awards.

 RANGE OF AWARDS

An individual employee has the opportunity to earn from 0% to 200% of the applicable target for annual performance bonuses and long-term incentives based on his or her individual performance. This broad range allows for meaningful differentiation based on performance.

Governance of Executive Compensation

The Committee is responsible for the executive compensation program design and decision-making process. The Committee solicits input from the independent members of the Board of Directors, the Chairman/CEO and other members of management, and its independent compensation consultant, to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

 COMPENSATION & BENEFITS COMMITTEE

•	Acts on behalf of the Board by setting the principles that guide the design of our compensation and benefits programs

•	Sets the executive compensation philosophy and composition of the Executive Peer Group

•	Approves the setting of competitive compensation target levels

•	Sets compensation programs and principles that are designed to link executive pay with company and individual performance

•	Recommends to the Board the Chairman/CEO’s compensation

Johnson & Johnson 2015 Proxy Statement  •  47

•	Reviews and approves compensation decisions recommended by the Chairman/CEO for each of the other named executive officers

•	Reviews the eligibility criteria and award guidelines for the corporate-wide compensation and benefits programs in which the named executive officers participate

 INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS

•	Participate in the performance assessment process for the Chairman/CEO

•	Approve the Chairman/CEO’s compensation

 CHAIRMAN/CEO

•	Reviews and presents to the Committee the performance assessments and compensation recommendations for each of the other named executive officers

 INDEPENDENT COMPENSATION CONSULTANT

The Committee has retained an independent compensation consultant from Frederic W. Cook & Co., Inc. (FWC) to advise it on executive compensation matters. The independent compensation consultant reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to FWC. FWC does not, and will not, perform any other service for the company. After considering all of the factors required by the NYSE rules, the Committee is satisfied with FWC’s independence. In order to assure continuing independence, the Committee periodically considers whether there should be rotation of its independent compensation consulting firm or the lead consultant on the engagement. Following this practice, in 2014, the Committee decided to continue to retain the firm of FWC and rotated the lead consultant on the engagement within FWC.

In 2014, the independent compensation consultant:

•	Attended all Committee meetings, at the request of the Committee

•	Advised the Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

•	Reviewed the compensation strategy and executive compensation programs for alignment with our strategic business objectives

•	Advised on the design of executive compensation programs to ensure the linkage between pay and performance

•	Provided market data analyses to the Committee

•	Advised the Committee on setting the Chairman/CEO’s pay

•	Reviewed the annual compensation of the other named executive officers as recommended by the Chairman/ CEO

48  •  Johnson & Johnson 2015 Proxy Statement

Additional Information Concerning Executive Compensation

 USE OF TALLY SHEETS

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s independent compensation consultant, which present comprehensive data on the total compensation and benefits package for each of our named executive officers. These tally sheets include all obligations for compensation, as well as analyses for hypothetical terminations and retirements to consider the company’s obligations under such circumstances. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but instead uses the tally sheets to evaluate the company’s obligations under the plans.

  LIMITED EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

Our named executive officers are covered by our Severance Pay Plan that provides separation benefits to certain full-time U.S. employees who are involuntarily terminated. This coverage provides for two weeks base salary for each year of service, with certain guaranteed minimums based on level. In 2014, we increased the minimum number of weeks of base salary continuance for the named executive officers from 12 to 52 weeks. We made this change as a result of a review of competitive severance practices in the U.S. The severance is paid according to our normal payroll cycle and is not available as a lump sum payment.

Pursuant to the employment agreement Ms. Peterson entered into when she joined our company on December 1, 2012, if within 36 months from her start date, she is terminated for any reason other than cause or resigns for good reason as defined in her agreement, she is entitled to receive a lump sum cash payment equal to 52 weeks of base salary. On December 1, 2015, Ms. Peterson’s employment agreement will expire and she will no longer receive severance benefits under the employment agreement and instead will be covered under the same separation program as the other named executive officers.

Pursuant to his offer letter, Dr. Stoffels receives an annual stipend of $320,000 to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization assistance and the stipend is reviewed annually by the Committee and can be terminated at any time.

We do not have employment arrangements or agreements with any of our named executive officers, except for Ms. Peterson and Dr. Stoffels as described above.

 NO CHANGE-IN-CONTROL ARRANGEMENTS AND AGREEMENTS

We do not have any change-in-control agreements or arrangements in place for any of our named executive officers. In addition, there are no change-in-control provisions in any of our compensation plans or instruments.

 NO OPTION REPRICING

We have not re-priced or re-issued stock options when the stock price has declined to a level below the grant price. Furthermore, the 2012 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan prohibit repricing options without shareholder approval.

 NO LONG-TERM INCENTIVE BACKDATING

Long-term incentive awards are granted on a fixed schedule. Annual awards are granted in the first quarter on the date that the Committee meets to approve all components of year-end compensation.

 NO HEDGING OF COMPANY STOCK

The named executive officers are prohibited from hedging their company stock.

Johnson & Johnson 2015 Proxy Statement  •  49

 STOCK OWNERSHIP GUIDELINES FOR NAMED EXECUTIVE OFFICERS

The company’s stock ownership guidelines for named executive officers are intended to further align their interests with the interests of our shareholders. Under these guidelines, our named executive officers must comply with the following requirements:

Name	Stock Ownership Guideline as a Multiple of Base Salary	2014 Compliance with Stock Ownership Guidelines?	Ownership Threshold Met?(1)
A. Gorsky	6x	Yes	Yes
D. Caruso	3x	Yes	Yes
P. Stoffels	3x	Yes	Yes
S. Peterson	3x	Yes	No
M. Ullmann	3x	Yes	Yes

(1)	Executive Officers have five years after first becoming subject to the guidelines to achieve the required ownership thresholds.

Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs. Ms. Peterson having served an executive officer of the company for less than five years, has not yet met her respective ownership thresholds, and thus, cannot sell net shares on the open market until such ownership level has been met. The Nominating & Corporate Governance Committee of the Board monitors compliance with these guidelines on an annual basis. Company policy prohibits named executive officers from transacting in derivative instruments linked to the performance of the company’s securities.

 EXECUTIVE COMPENSATION RECOUPMENT POLICY

In the event of a material restatement of the company’s financial results, the Board is authorized to take such actions as it deems necessary and appropriate, including the recoupment of all or part of any bonus or other compensation paid to an executive officer. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct.

In the event of significant misconduct resulting in a violation of a significant company policy, law, or regulation relating to manufacturing, sales or marketing of products that causes material harm to Johnson & Johnson, the Board is authorized to recoup compensation from senior executives. The compensation recoupment policy can be found on our website at www.investor.jnj.com/governance/policies.cfm.

  TAX IMPACT ON COMPENSATION

The Committee believes that preserving tax deductibility is an important, but not the sole, objective when designing executive compensation programs. In certain circumstances, the company may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives, such as attracting and retaining global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

The Committee has reviewed our compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service and the U.S. Department of the Treasury. Based on this review, the Committee believes that a significant portion of the compensation paid to our named executive officers qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is, therefore, fully deductible for federal income tax purposes. The portions of compensation paid in 2014 that are not tax deductible include: (1) vesting of restricted share units as they are not deemed to be performance-based awards, (2) salary amounts in excess of $1 million paid to Mr. Gorsky and Dr. Stoffels, (3) dividend equivalents paid on previously awarded CLCs and CLPs that were granted after 1992, and (4) certain perquisites and other benefits paid to certain named executive officers. See “Summary Compensation Table” on page 54 of this Proxy Statement.

50  •  Johnson & Johnson 2015 Proxy Statement

 2014 UPDATE ON PERFORMANCE OF PERFORMANCE SHARE UNIT AWARDS VERSUS GOALS

In 2014, we completed the first year of the PSU performance period for our 2014-2016 awards, the second year of the PSU performance period for our 2013-2015 awards, and the third year of the PSU performance period for our 2012-2014 awards.

Performance Share Units Earned to Date

The following table shows the PSUs earned to date highlighting the contribution of the performance periods completed in 2014. Based on results through the end of fiscal 2014, 111.3% of the 2012-2014 PSUs, 33.1% of the 2013-2015 PSUs, and 17.8% of the 2014-2016 PSUs have been earned. For the 2013-2015 and 2014-2016 PSUs, the number of PSUs earned based on our adjusted operational earnings per share and relative total shareholder return performance will be determined after the completion of the 3-year performance periods. The entire PSU awards are subject to 3-year vesting periods, so earned units will only vest after the completion of the 3-year cycle.

Detail for each performance measure for performance periods completed in 2014 follows the table.

		PSUs Earned Based on Performance to Date
Performance Period and Performance Measures	Weight	2012	2013	2014	2015	2016	Total
2012 – 2014 Performance Share Units
Operational Sales	1/3rd	86.0%	137.0%	160.5%			42.6%
Cumulative Adjusted Operational Earnings per Share	1/3rd	125.5%					41.9%
Relative Total Shareholder Return	1/3rd	80.5%					26.8%
Total							111.3%

2013 – 2015 Performance Share Units
Operational Sales	1/3rd		137.0%	160.5%	TBD 2015		33.1%
Cumulative Adjusted Operational Earnings per Share	1/3rd		TBD 2013-2015				0.0%
Relative Total Shareholder Return	1/3rd		TBD 2013-2015				0.0%
Total							33.1%

2014 – 2016 Performance Share Units
Operational Sales	1/3rd			160.5%	TBD 2015	TBD 2016	17.8%
Cumulative Adjusted Operational Earnings per Share	1/3rd			TBD 2014-2016			0.0%
Relative Total Shareholder Return	1/3rd			TBD 2014-2016			0.0%
Total							17.8%

2014 Operational Sales Performance versus the PSU Goal

One-third (1/3) of our PSUs are based on performance against 1-year operational sales goals for each year of the performance period. One-ninth (1/9) of the 2014-2016, 2013-2015, and 2012-2014 PSUs are based on performance versus the 2014 operational sales goal since sales has an overall weighting of one-third (1/3) and each 1-year operational sales goal represents one-third (1/3) of the performance period (1/3 x 1/3 = 1/9).

Based on 2014 performance, 160.5% of the one-ninth (1/9) of the 2014-2016, 2013-2015, and 2012-2014 PSUs that is tied to the operational sales results were achieved as follows:

Fiscal Year 2014 Operational Sales Goal
Level	Operational Sales ($ Millions)	PSUs Earned(1) (% of target)
Maximum	$78,020	200%
Target	74,305	100
Threshold	70,590	50
<Threshold	< 70,590	0
2014 Result(2)	$76,552	160.5%

Johnson & Johnson 2015 Proxy Statement  •  51

(1)

If performance falls between threshold and target or between target and maximum, the vesting percentage is determined by the Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to a performance objective if the threshold level of performance is not attained for the objective.

(2)	Operational sales is a non-GAAP financial measure. The following is a reconciliation of operational sales to reported sales (the most directly comparable GAAP measure).

($ millions)
2014 Sales	$74,331
Currency translation	1,313
Plan Adjustments*	908
Total 2014 Operational Sales	$76,552

*	Per the plan agreement, sales results have been adjusted to exclude the impact of significant acquisitions, divestitures, and changes in accounting rules that impact sales to customers by more than 0.5% as reported in Johnson & Johnson’s financial statements.

2012-2014 Cumulative Adjusted Operational Earnings per Share Performance versus the PSU Goal

Based on the performance during fiscal years 2012, 2013, and 2014, 125.5% of the one-third (1/3) of the 2012-2014 PSUs that is tied to cumulative adjusted operational earnings per share results were achieved as follows:

Fiscal Year 2012 – 2014 Cumulative Adjusted Operational Earnings per Share Goal
Level	Cum. Adj. Op. PSU EPS	PSUs Vesting(1) (% of target)
Maximum	$18.10	200%
Target	16.45	100
Threshold	14.81	50
<Threshold	< 14.81	0
2012 – 2014 Result(2)	$16.87	125.5%

(1)

If performance falls between threshold and target or between target and maximum, the vesting percentage is determined by the Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to a performance objective if the threshold level of performance is not attained for the objective.

(2)	The following is a reconciliation of 2012-2014 cumulative reported EPS to cumulative adjusted operational EPS as per Plan:

($)
Reported EPS	$14.37
Special Items	2.22
Non-GAAP EPS*	16.59
Currency	0.65
Plan Adjustments**	(0.37)
Cumulative Adjusted Operational EPS	$16.87

*	See reconciliation tables as published for years 2012, 2013, and 2014.

**	Per the plan agreement, significant acquisitions, divestitures, share repurchases, and changes in accounting rules or tax laws that impact adjusted operational EPS results by more than 1% have been excluded. In addition, earnings from products that were not approved when the targets were set have been excluded.

52  •  Johnson & Johnson 2015 Proxy Statement

2012 – 2014 Relative Total Shareholder Return Performance versus the PSU Goal

Based on the performance during fiscal years 2012, 2013, and 2014, 80.5% of the one-third (1/3) of the 2012 –2014 PSUs that is tied to relative total shareholder return results were achieved as follows:

Fiscal Year 2012 – 2014 Relative Total Shareholder Return Goal
Level	% Pts Above Composite	PSUs Vesting(1) (% of target)
Maximum	12.5 Pts	200%
Target	2.5 Pts	100
Threshold	(7.5) Pts	50
<Threshold	< (7.5) Pts	0
2012 – 2014 Result(2)	(1.4) Pts	80.5%

(1)

If performance falls between threshold and target or between target and maximum, the vesting percentage is determined by the Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to a performance objective if the threshold level of performance is not attained for the objective.

(2)	TSR as of December 31, 2014 (36 months); J&J = 20.5% vs. Peer Composite = 21.9%.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Johnson & Johnson 2015 Proxy Statement  •  53

Executive Compensation Tables

Summary Compensation Table

The following table provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2014 and, for those executive officers who were named in the 2014 and 2013 Proxy Statements, for fiscal 2013 and 2012. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alex Gorsky(1)	2014	$1,500,000	$ 0	$ 9,467,380	$4,168,139	$5,018,779	$4,606,142	$228,866	$24,989,306
Chairman/CEO	2013	1,453,846	0	5,988,975	2,669,999	4,867,361	1,739,000	191,779	16,910,960
	2012	1,087,188	0	2,790,229	1,482,631	3,407,287	2,050,000	159,774	10,977,109
Dominic Caruso	2014	878,115	0	3,271,853	1,332,376	3,234,152	1,511,238	121,299	10,349,033
VP, Finance, CFO	2013 2012	842,308 796,385	0 0	2,663,229 2,089,563	1,139,999 1,110,303	3,222,868 3,014,577	252,000 915,000	112,911 84,009	8,233,315 8,009,837
Paulus Stoffels(2)	2014	1,075,423	0	10,690,520	1,307,669	2,573,450	2,267,167	425,088	18,339,317
CSO; Worldwide Chairman, Pharmaceuticals	2013 2012	952,923 825,385	0 0	2,580,468 1,926,252	1,109,999 1,023,570	2,416,809 2,305,251	357,000 1,095,000	404,802 161,466	7,822,001 7,336,924
Sandra Peterson(3)	2014	841,346	0	2,833,545	1,368,001	1,400,000	451,000	192,714	7,086,606
Group Worldwide Chairman	2013	800,000	1,900,000	635,867	299,998	1,200,000	274,000	527,396	5,637,261
	2012	46,154	300,000	4,300,017	0	0	0	52,679	4,698,850
Michael Ullmann	2014	591,346	0	1,615,191	721,877	1,502,105	1,494,001	36,171	5,960,691
VP, General Counsel	2013	542,308	0	1,390,982	656,248	1,348,953	394,000	30,845	4,363,336

(1)	Mr. Gorsky became our Chief Executive Officer and Chairman of the Executive Committee on April 26, 2012 and our Chairman of the Board on December 28, 2012.

(2)

Dr. Stoffels became our Chief Scientific Officer and a member of the Executive Committee on October 1, 2012. On October 31, 2014 the Committee granted a special award of RSUs with a fair value on the grant date of $7.5 million to Dr. Stoffels to recognize his significant contributions to past performance and enhance his future retention. This award is included in column E “Stock Awards”. See the “Grants of Plan-Based Awards” table on page 59 for more details.

(3)	Ms. Peterson joined our company on December 1, 2012 as Group Worldwide Chairman and a member of the Executive Committee.

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the named executive officers for the listed fiscal year.

Bonus (Column D)

The amounts reported in column D represent a cash sign-on bonus paid in two installments to Ms. Peterson. Ms. Peterson joined our company on December 1, 2012 as Group Worldwide Chairman and a member of the Executive Committee. Ms. Peterson received the cash bonus as part of the sign-on package that was intended to make her whole for the amounts she forfeited from her prior employer due to joining the company.

54  •  Johnson & Johnson 2015 Proxy Statement

Stock and Option Awards (Columns E and F)

The amounts reported in column E represent the aggregate grant date fair value of Performance Share Unit (PSU) and Restricted Share Unit (RSU) awards. The 1/9th of the 2012–2014 and 2013–2015 PSUs that was based upon the achievement of 2014 sales goals was considered granted in 2014 in accordance with U.S. GAAP (and is included in the amounts in column E). The amounts reported in column F represent the aggregate grant date fair value of stock option awards. The grant date fair values have been determined based on the assumptions detailed on pages 59 to 62 under the “Grants of Plan-Based Awards” table, in accordance with U.S. GAAP in the listed fiscal year. The number and value of the PSUs assuming achievement at (i) threshold performance, (ii) target performance and (iii) maximum performance at 200% is set forth below:

Name		Performance Share Units
		Units			Grant Date Fair Value
	Award	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
A. Gorsky	2014-2016 PSU	0	65,565	131,130	$0	$5,634,525	$11,269,050
	2013-2015 PSU	0	7,548	15,096	0	642,969	1,285,938
	2012-2014 PSU	0	4,679	9,358	0	411,088	822,175
D. Caruso	2014-2016 PSU	0	20,959	41,918	0	1,801,175	3,602,349
	2013-2015 PSU	0	3,223	6,446	0	274,548	549,096
	2012-2014 PSU	0	3,504	7,008	0	307,854	615,709
P. Stoffels	2014-2016 PSU	0	20,569	41,138	0	1,767,659	3,535,317
	2013-2015 PSU	0	3,138	6,276	0	267,307	534,615
	2012-2014 PSU	0	3,230	6,460	0	283,781	567,563
S. Peterson	2014-2016 PSU	0	21,519	43,038	0	1,849,300	3,698,600
	2013-2015 PSU	0	848	1,696	0	72,236	144,472
M. Ullmann	2014-2016 PSU	0	11,356	22,712	0	975,912	1,951,824
	2013-2015 PSU	0	1,855	3,710	0	158,016	316,033

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in column G represent the aggregate dollar value for each of the named executive officers of the annual performance bonus for the listed fiscal year, Certificates of Long-Term Compensation (CLCs) and Certificates of Long-Term Performance (CLPs) that vested in the listed fiscal year, and dividend equivalents received during the fiscal year on vested CLCs and CLPs. The specific amounts included in column G are shown below.

Non-Equity Incentive Plan Compensation
Name	Fiscal Year	Annual Performance Bonus ($)	Value of CLC Units that Vested in Fiscal Year ($)	Value of CLP Units that Vested in Fiscal Year ($)	Value of CLC Dividend Equivalents Earned During the Fiscal Year ($)	Value of CLP Dividend Equivalents Earned During the Fiscal Year ($)	Total ($)
A. Gorsky	2014	$3,543,800	$352,440	$715,280	$331,200	$76,059	$5,018,779
	2013	2,880,000	907,440	705,391	310,800	63,730	4,867,361
	2012	1,494,630	891,840	695,502	288,000	37,315	3,407,287
D. Caruso	2014	1,400,000	313,280	774,286	662,400	84,186	3,234,152
	2013	1,275,000	491,530	763,582	621,600	71,156	3,222,868
	2012	900,000	743,200	752,878	576,000	42,499	3,014,577
P. Stoffels	2014	1,500,000	117,480	464,931	441,600	49,439	2,573,450
	2013	1,200,000	302,480	458,504	414,400	41,425	2,416,809
	2012	999,000	445,920	452,076	384,000	24,255	2,305,251
S. Peterson	2014	1,400,000	0	0	0	0	1,400,000
	2013	1,200,000	0	0	0	0	1,200,000
	2012	0	0	0	0	0	0
M. Ullmann	2014	780,000	234,960	148,033	325,680	13,432	1,502,105
	2013	660,000	226,860	145,987	305,620	10,486	1,348,953

Johnson & Johnson 2015 Proxy Statement  •  55

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the named executive officers in the first fiscal quarter of the following year.

We no longer grant CLCs and CLPs to our named executive officers. In prior years, CLCs and CLPs were awarded under cash-based long-term incentive plans. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms.

The dollar value of the vested CLCs reported in this column was determined using the fiscal year-end 2013, 2012, and 2011 values of $39.16, $37.81, and $37.16 per CLC, respectively. The dollar value of the vested CLPs reported in this column was determined using the fiscal year-end 2013, 2012 and 2011 values of $4.34, $4.28, and $4.22 per CLP, respectively.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

Change in Pension Value

The changes in pension value included in the figures reported in column H represent the increase in the present value of the accrued pension benefit for each named executive officer. This increase in present value is not a current cash payment. It represents the increase in the value of the named executive officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the named executive officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each named executive officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end; and

•	Each executive is one year closer to the normal retirement age, the assumed commencement of benefits.

The present value can also increase or decrease in value due to changes in actuarial assumptions as shown in the table below.

Effect of Change in Actuarial Assumptions on Pension Present Value
Year	Mortality Table	Discount Rate	Net Effect of Changes on Pension Present Value
2014	RP-2014 Table, Generational Mortality Projection	4.28%	Increase
2013	RP-2000 Table projected to 2021	5.19%	Decrease
2012	RP-2000 Table projected to 2020	4.47%	Increase
2011	RP-2000 Table projected to 2019	5.22%	N.A.

No other actuarial assumptions changed between fiscal year-end 2011 and fiscal year-end 2014.

Change In Non-Qualified Deferred Compensation Earnings

We no longer grant CLCs and CLPs to our named executive officers. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms. The CLC and CLP Plans are cash-based long-term incentive plans. The values of unit awards under both of these plans are disclosed in several tables in this Proxy Statement:

•	When units vest, their value is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

•

The annual change in value of vested units between the time the units vest and are paid out is included in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column, but only to extent that the unit values grow at a rate that exceeds a reference rate of return.

•	The total value of vested units that have not been paid out as of the fiscal year-end is included in the “Non- Qualified Deferred Compensation” table on page 67.

56  •  Johnson & Johnson 2015 Proxy Statement

The change in the values of the CLCs and CLPs depend on our long-term operational performance. The amounts representing the above-reference-rate returns on all CLCs and CLPs vested as of the listed fiscal year-end are included in column H.

We use 120% of the December 2014 applicable federal long-term interest rate (AFR) as the reference rate to compare potential returns of CLCs and CLPs. 120% of the AFR for December 2014 was 3.29%. The CLC unit value increased 4.11% in 2014, from $39.16 as of fiscal year-end 2013 to $40.77 as of fiscal year-end 2014. The CLP unit value increased 6.45% in 2014, from $4.34 as of fiscal year-end 2013 to $4.62 as of fiscal year-end 2014.

The calculation for CLCs in 2014 was 0.82%; the CLC unit value increase of 4.11% minus the reference rate of return of 3.29%. As an example, for Mr. Gorsky, the actual increase in the value of his vested CLCs in 2014 was $193,200, while the above-reference-rate calculation was $38,596 of this amount. This is an unrealized amount and not actual compensation received by the executive for the year.

The calculation for CLPs in 2014 was 3.16%; the CLP unit value increase of 6.45% minus the reference rate of return of 3.29%. As an example, for Mr. Gorsky, the actual increase in the value of his vested CLPs in 2014 was $162,322, while the above-reference-rate calculation was $79,546 of this amount. This is an unrealized amount and not actual compensation received by the executive for the year.

The table below shows the specific amounts of change in pension value and above-reference-rate calculation for vested CLCs and CLPs for 2014, 2013, and 2012 included in column H using 120% of the AFR as the reference rate.

Name	Fiscal Year	Change in Pension Value ($)	Above Reference- Rate Calculation for Vested CLCs ($)	Above Reference- Rate Calculation for Vested CLPs ($)	Total ($)
A. Gorsky	2014	$4,488,000	$38,596	$79,546	$4,606,142
	2013	1,739,000	0	0	1,739,000
	2012	2,050,000	0	0	2,050,000
D. Caruso	2014	1,346,000	77,193	88,045	1,511,238
	2013	252,000	0	0	252,000
	2012	915,000	0	0	915,000
P. Stoffels	2014	2,164,000	51,462	51,705	2,267,167
	2013	357,000	0	0	357,000
	2012	1,095,000	0	0	1,095,000
S. Peterson	2014	451,000	0	0	451,000
	2013	274,000	0	0	274,000
	2012	0	0	0	0
M. Ullmann	2014	1,442,000	37,953	14,048	1,494,001
	2013	394,000	0	0	394,000

Johnson & Johnson 2015 Proxy Statement  •  57

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each named executive officer for perquisites and other personal benefits, tax reimbursements, company contributions to our 401(k) Savings Plan, insurance premiums, stipends, and relocation. The following table shows the specific amounts included in column I.

Name	Fiscal Year(1)	Perquisite and Other Personal Benefits(2) ($)	Tax Reimbursements(3) ($)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums(4) ($)	Stipend(5) ($)	Total ($)
A. Gorsky	2014	$154,899	$0	$67,500	$6,467	$0	$228,866
	2013	120,231	0	65,423	6,125	0	191,779
	2012	98,062	6,960	48,923	5,829	0	159,774
D. Caruso	2014	75,713	0	39,485	6,101	0	121,299
	2013	69,413	0	37,904	5,594	0	112,911
	2012	41,825	0	35,837	6,347	0	84,009
P. Stoffels	2014	49,698	0	48,271	7,119	320,000	425,088
	2013	35,090	0	42,882	6,830	320,000	404,802
	2012	27,202	252	37,142	7,049	89,821	161,466
S. Peterson	2014	131,932	22,965	37,817	0	0	192,714
	2013	244,009	258,862	24,525	0	0	527,396
	2012	44,190	8,489	0	0	0	52,679
M. Ullmann	2014	4,859	0	26,567	4,745	0	36,171
	2013	2,185	0	24,403	4,257	0	30,845

(1)	Amounts for fiscal years 2013 and 2012 for the named executive officers were reported in our 2014 and 2013 Proxy Statements.

(2)

Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that individual. The perquisites and other personal benefits for 2014 are set forth in the table below:

Name	Personal Use of Corporate Aircraft ($)	Value of Car and Driver for Personal Transportation ($)	Home Security Related Fees ($)	Relocation Expenses ($)	Total ($)
A. Gorsky	$92,303	$62,018	$578	$0	$154,899
D. Caruso	75,356	357	0	0	75,713
P. Stoffels	49,698	0	0	0	49,698
S. Peterson	56,931	43,085	0	31,916	131,932
M. Ullmann	4,859	0	0	0	4,859

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company. We calculate the aggregate incremental cost to the company for personal use of company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. We calculate the aggregate incremental cost to the company for company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Named executive officers are taxed on the imputed income attributable to their personal use of company aircraft and cars and do not receive tax assistance from us with respect to these amounts.

(3)

The 2014 amount for Ms. Peterson represents tax reimbursements related to her relocation assistance. In 2013, the Committee discontinued all non-relocation related tax reimbursement for executive officers.

(4)	The executive life insurance premiums for 2014 were paid in 2015.

58  •  Johnson & Johnson 2015 Proxy Statement

(5)

The 2014 amount represents a stipend of $320,000. Dr. Stoffels is provided with an annual cash stipend to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization assistance.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the named executive officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

Grants of Plan-Based Awards

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the named executive officers in fiscal 2014. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J	K	L	M	N
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Performance Bonus)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Share Units)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on the Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. Gorsky	Bonus		$0	$2,625,000	$5,250,000
	2014-2016 PSU	02/10/2014				0	65,565	131,130					$5,634,525
	2013-2015 PSU	02/10/2014				0	7,548	15,096					642,969
	2012-2014 PSU	02/10/2014				0	4,679	9,358					411,088
	RSU	02/10/2014							33,720				2,778,798
	Stock Awards Total												9,467,380
	Option	02/10/2014								495,146	$90.44	$91.07	4,168,139
D. Caruso	Bonus		0	1,105,000	2,210,000
	2014-2016 PSU	02/10/2014				0	20,959	41,918					1,801,175
	2013-2015 PSU	02/10/2014				0	3,223	6,446					274,548
	2012-2014 PSU	02/10/2014				0	3,504	7,008					307,854
	RSU	02/10/2014							10,779				888,276
	Stock Awards Total												3,271,853
	Option	02/10/2014								158,277	90.44	91.07	1,332,376
P. Stoffels	Bonus		0	1,100,000	2,200,000
	2014-2016 PSU	02/10/2014				0	20,569	41,138					1,767,659
	2013-2015 PSU	02/10/2014				0	3,138	6,276					267,307
	2012-2014 PSU	02/10/2014				0	3,230	6,460					283,781
	RSU	02/10/2014							10,579				871,794
	RSU	10/31/2014							75,492				7,499,979
	Stock Awards Total												10,690,520
	Option	02/10/2014								155,342	90.44	91.07	1,307,669
S. Peterson	Bonus		0	1,062,500	2,125,000
	2014-2016 PSU	02/10/2014				0	21,519	43,038					1,849,300
	2013-2015 PSU	02/10/2014				0	848	1,696					72,236
	RSU	02/10/2014							11,067				912,009
	Stock Awards Total												2,833,545
	Option	02/10/2014								162,509	90.44	91.07	1,368,001
M. Ullmann	Bonus		0	600,000	1,200,000
	2014-2016 PSU	02/10/2014				0	11,356	22,712					975,912
	2013-2015 PSU	02/10/2014				0	1,855	3,710					158,016
	RSU	02/10/2014							5,840				481,263
	Stock Awards Total												1,615,191
	Option	02/10/2014								85,754	90.44	91.07	721,877

Johnson & Johnson 2015 Proxy Statement  •  59

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns D through F)

The amounts reported in columns D through F reflect threshold, target, and maximum annual performance bonus award amounts for the 2014 performance year. Actual annual performance bonus payments, as reflected in column G of the “Summary Compensation Table” on page 54 of this Proxy Statement, were made in recognition of 2014 performance using the range represented in columns D through F as guidance.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns G through I)

The amounts reported in columns G through I reflect threshold, target, and maximum performance share unit amounts that were considered granted for accounting purposes in 2014.

2014 – 2016 PSUs: The amounts for the PSU award with a performance period from 2014 through 2016 reported in columns G through I reflect the units based on the achievement of relative TSR, EPS, and 2014 operational sales goals. The units based on the achievement of the 1-year operational sales goals for 2015 and 2016 are not included in the preceding table because they are not considered granted for accounting purposes until the sales goals are set for those fiscal years.

2013 – 2015 PSUs: The amounts for the PSU award with a performance period from 2013 through 2015 reported in columns G through I reflect the units based on the achievement of the 1-year operational sales goals for 2014. The units based on the achievement of relative TSR, EPS and 2013 operational sales goals were reported in the 2014 Proxy Statement. The units based on the achievement of the 1-year operational sales goal for 2015 are not included in the preceding table because they are not considered granted for accounting purposes until the sales goal is set for the 2015 fiscal year.

2012 – 2014 PSUs: The amounts for the PSU award with a performance period from 2012 through 2014 reported in columns G through I reflect the units based on the achievement of the 1-year operational sales goals for 2014. The units based on the achievement of relative TSR, EPS and 2012 operational sales goals were reported in the 2013 Proxy Statement. The units based on the achievement of the 1-year operational sales goal for 2013 were reported in the 2014 Proxy statement.

For actual performance results to date, please refer to the section titled “2014 Update on Performance of Performance Share Unit Awards versus Goals” on pages 51 to 53 of this Proxy Statement.

All Other Stock Awards (Column J)

With the exception of Dr. Stoffels’ RSU grant in October, the amounts reported in column J relate to the RSU grants awarded to the named executive officers in February 2014 for the 2013 performance year, as described on pages 46 and 47. On October 31, 2014 the Committee granted a special award of RSUs with a fair value on the grant date of $7.5 million to Dr. Stoffels to recognize his significant contributions to past performance and enhance his future retention.

All Other Option Awards (Columns K through M)

Under the terms of the 2012 Long-Term Incentive Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our common stock on the grant date. For the grants made in February 2014, the fair market value was $0.63 lower than the closing price on the grant date.

Grant Date Fair Value of Stock and Option Awards (Column N)

The amounts reported in column N represent the grant date fair value of PSUs, RSUs, and stock option awards calculated in accordance with U.S. GAAP for the listed fiscal year. The Stock Awards totals are reported in column E of the “Summary Compensation Table” on page 54 of this Proxy Statement. The stock option fair values are reported in column F of the Summary Compensation Table.

60  •  Johnson & Johnson 2015 Proxy Statement

2014 – 2016 PSUs: The grant date fair value of each PSU is calculated as a weighted average of the fair values of each component of the award that was considered granted for accounting purposes in 2014. Only one-third (1/3) of the award based on the achievement of operational sales is considered granted in 2014 for accounting purposes because the 1-year operational sales goals for 2015 and 2016 were not set on the grant date. The grant date for accounting purposes is the date the goals were approved for each performance measure. The weighted fair value of the PSUs on the date of grant is as follows:

2014 – 2016 PSU Fair Value
Performance Measures	Weight	Fair Value ($)
Sales	1/3	$82.408
EPS	1	82.408
TSR	1	90.645
Weighted Average		$85.938

The grant date fair values for each performance measure are calculated as follows:

Sales & EPS (2014-2016, 2013-2015, and 2012-2014 PSUs): The grant date fair value for the units measured against the 1-year operational sales goal tied to the 2014 fiscal year and EPS are calculated on the grant date and discounted for dividends because dividends are not paid on PSUs during the vesting period. The grant date fair value per PSU was based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield as shown in the table below.

PSU Fair Values: Units Tied To Operational Sales and EPS Goals
Performance Measure	2014 Operational Sales			2014-2016 EPS
PSU Award	2014-2016 PSU	2013-2015 PSU	2012-2014 PSU	2014-2016 PSU
Grant Date	2/10/2014	2/10/2014	2/10/2014	2/10/2014
Common Stock Fair Market Value(1)	$90.44	$90.44	$90.44	$90.44
Dividend Yield	3.10%	3.10%	3.10%	3.10%
Fair Value	$82.408	$85.184	$87.858	$82.408

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

Relative TSR (2014-2016 PSUs): The grant date fair value for the units measured against relative TSR are calculated on the grant date using a Monte Carlo valuation by an independent third party. The grant date fair value was $90.645 per PSU.

RSUs: The grant date fair value of the RSU awards is calculated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value per RSU was based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield as shown in the table below.

2014 RSU Fair Values
Grant Date	2/10/2014	10/31/2014
Common Stock Fair Market Value(1)	$90.44	$107.73
Dividend yield	3.10%	2.70%
Fair Value	$82.408	$99.348

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

Johnson & Johnson 2015 Proxy Statement  •  61

Options: The fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model based on the assumptions in the table below. The calculated expected life of an option is determined using historical data. Volatility represents a blended rate of a four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on a U.S. Treasury rate of six years in effect at the time of grant.

2014 Stock Option Fair Value
Grant Date	2/10/2014
Common Stock Fair Market Value(1)	$90.44
Risk Free Rate	1.87%
Expected Volatility	14.60%
Expected Life	6 yrs
Dividend Yield	3.10%
Fair Value	$8.418

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

62  •  Johnson & Johnson 2015 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs and PSUs for each of the named executive officers as of fiscal year-end 2014.

A	B	C	D	E	F	G	H	I	J	K
			Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Name	Grant Date	Vesting Date	Exercisable	Unexercisable
A. Gorsky	Stock Options and RSUs
	2/08/2010	2/09/2013	119,770		$62.62	2/07/2020
	1/10/2011	1/11/2014	144,695		62.20	1/08/2021
	1/17/2012	1/18/2015		231,951	65.37	1/14/2022	16,845	$1,769,736
	1/16/2013	1/17/2016		547,692	72.54	1/13/2023	27,173	2,854,795
	2/10/2014	2/11/2017		495,146	90.44	2/09/2024	33,720	3,542,623
	PSUs
	2/13/2012(1)	1/17/2015					32,940	3,460,676
	2/11/2013(2)	1/17/2015					6,410	673,435
	2/10/2014(3)	1/17/2015					7,510	789,001
	2/11/2013(2)	1/16/2016					10,342	1,086,531	45,288	$4,757,957
	2/10/2014(3)	1/16/2016					12,115	1,272,802
	2/10/2014(3)	2/10/2017					15,031	1,579,157	56,200	5,904,372
D. Caruso	Stock Options and RSUs
	2/13/2006	2/14/2009	20,569		58.34	2/12/2016
	2/12/2007	2/13/2010	41,146		65.62	2/10/2017
	2/11/2008	2/12/2011	82,591		61.75	2/10/2018
	2/09/2009	2/10/2012	110,578		58.33	2/08/2019
	2/08/2010	2/09/2013	119,770		62.62	2/07/2020
	1/10/2011	1/11/2014	145,447		62.20	1/08/2021
	1/17/2012	1/18/2015		173,702	65.37	1/14/2022	12,615	1,325,332
	1/16/2013	1/17/2016		233,846	72.54	1/13/2023	11,602	1,218,906
	2/10/2014	2/11/2017		158,277	90.44	2/09/2024	10,779	1,132,442
	PSUs
	2/13/2012(1)	1/17/2015					24,668	2,591,620
	2/11/2013(2)	1/17/2015					4,800	504,288
	2/10/2014(3)	1/17/2015					5,624	590,857
	2/11/2013(2)	1/16/2016					4,416	463,945	19,336	2,031,440
	2/10/2014(3)	1/16/2016					5,173	543,475
	2/10/2014(3)	2/10/2017					4,807	505,023	17,964	1,887,298
P. Stoffels	Stock Options and RSUs
	2/11/2008	2/12/2011	19,109		61.75	2/10/2018
	2/08/2010	2/09/2013	24,521		62.62	2/07/2020
	1/10/2011	1/11/2014	24,920		62.20	1/08/2021
	1/17/2012	1/18/2015		160,133	65.37	1/14/2022	11,629	1,221,743
	1/16/2013	1/17/2016		227,692	72.54	1/13/2023	11,297	1,186,863
	2/10/2014	2/11/2017		155,342	90.44	2/09/2024	10,579	1,111,430
	10/31/2014	10/31/2017					75,492	7,931,190
	PSUs
	2/13/2012(1)	1/17/2015					22,741	2,389,169
	2/11/2013(2)	1/17/2015					4,426	464,996
	2/10/2014(3)	1/17/2015					5,184	544,631
	2/11/2013(2)	1/16/2016					4,299	451,653	18,828	1,978,070
	2/10/2014(3)	1/16/2016					5,036	529,082
	2/10/2014(3)	2/10/2017					4,714	495,253	17,632	1,852,418

Johnson & Johnson 2015 Proxy Statement  •  63

A	B	C	D	E	F	G	H	I	J	K
			Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Name	Grant Date	Vesting Date	Exercisable	Unexercisable
S. Peterson	Stock Options and RSUs
	12/17/2012	12/17/2015					21,688	$2,278,541
	1/16/2013	1/17/2016		61,538	$72.54	1/13/2023	3,053	320,748
	2/10/2014	2/11/2017		162,509	90.44	2/09/2024	11,067	1,162,699
	PSUs
	2/11/2013(2)	1/16/2016					1,163	122,185	5,088	$534,545
	2/10/2014(3)	1/16/2016					1,361	142,987
	2/10/2014(3)	2/10/2017					4,935	518,471	18,444	1,937,727
M. Ullmann	Stock Options and RSUs
	2/13/2006	2/14/2009	22,626		58.34	2/12/2016
	2/12/2007	2/13/2010	27,735		65.62	2/10/2017
	1/17/2012	1/17/2015					8,949	940,182
	1/16/2013	1/17/2016		134,615	72.54	1/13/2023	6,679	701,696
	2/10/2014	2/11/2017		85,754	90.44	2/09/2024	5,840	613,550
	PSUs
	2/11/2013(2)	1/16/2016					2,541	266,957	11,132	1,169,528
	2/10/2014(3)	1/16/2016					2,977	312,764
	2/10/2014(3)	2/10/2017					2,603	273,471	9,734	1,022,654

(1)

The PSUs based on the achievement of 2012-2014 relative TSR and EPS achieved 80.5% and 125.5% of target, as discussed on page 51. The PSUs based on the achievement of 2012 operational sales performance achieved 86% of target, as reported in our 2013 Proxy Statement. The units tied to each of the performance measures have been adjusted to reflect actual performance and are listed in column H.

(2)

The PSUs based on the achievement of 2013 operational sales performance achieved 137% of target, as reported in our 2014 Proxy Statement. The portion of the award that is based on the achievement of 2013 operational sales performance has been adjusted to reflect actual performance and listed in columns H and I.

(3)

The PSUs based on the achievement of 2014 operational sales performance achieved 160.5% of target, as discussed on page 51. The portion of the award that is based on the achievement of 2014 operational sales performance has been adjusted to reflect actual performance and is listed in columns H and I.

Market Value of Shares or Units of Stock That Have Not Vested (Columns I and K)

The market values of unvested PSUs and RSUs included in columns I and K were calculated using the closing price of our common stock on the NYSE on December 26, 2014, which was the last business day of fiscal 2014, of $105.06.

64  •  Johnson & Johnson 2015 Proxy Statement

Option Exercises and Stock Vested

The following table provides information concerning the exercises of stock options during fiscal 2014 on an aggregated basis and RSUs vested during 2014 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon on Vesting ($)
A. Gorsky	0	$0	12,058	$1,139,843
D. Caruso	30,000	1,110,900	12,121	1,145,798
P. Stoffels	0	0	18,690	1,766,766
S. Peterson	0	0	21,689	2,247,197
M. Ullmann	23,000	939,780	9,265	875,820

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Johnson & Johnson 2015 Proxy Statement  •  65

Pension Benefits

The following table provides information as of fiscal year-end 2014 with respect to our pension plans for each of the named executive officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

			Present Value of Accumulated Benefit
Name	Number of Years Credited Service (#)	Normal Retirement Age (#)	Salaried Pension Plan ($)	Excess Pension Plan ($)	Total ($)
A. Gorsky	22.41	62	$825,000	$10,799,000	$11,624,000
D. Caruso	15.00	62	600,000	4,581,000	5,181,000
P. Stoffels	21.33	62	718,000	5,305,000	6,023,000
S. Peterson	2.08	62	82,000	643,000	725,000
M. Ullmann	25.42	62	1,012,000	3,375,000	4,387,000

Each of the named executive officers participates in the same defined benefit pension plans offered to other U.S. non-union employees hired before January 1, 2015. Annuity benefits payable under the U.S. plans are calculated as:

(1)	Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus

(2)	Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus

(3)	Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service.

For this formula, “final average earnings” is defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary and bonus, and dividend equivalents paid or deferred on nonvested CLCs for years prior to 2009. The formula above produces the amount payable as a monthly annuity for the life of the named executive officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($260,000 in 2014). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee participates in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

Because Dr. Stoffels has provided periods of service in both Belgium and the U.S., his total Salaried Plan amount includes benefits from both the U.S. and Belgian Plans. The U.S. portion is calculated using the U.S. formula above for all service and subtracting the amount earned in the Belgian Plan. This treatment of service rendered outside the U.S. applies to all participants in the Salaried Plan who were hired before January 1, 2015, and who earned company service outside the U.S. before joining the U.S. pension plan on or before July 1, 2015.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity, except the Belgian portion of Dr. Stoffels’ benefit which is payable as a lump sum at retirement. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in our 2014 Annual Report (discount rate of 4.28%, and mortality according to the RP-2014 table with generational improvements projected according to scale AA).

No payments were made in 2014 under our pension plans to any of the named executive officers.

66  •  Johnson & Johnson 2015 Proxy Statement

Non-Qualified Deferred Compensation

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of the named executive officers for 2014. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
A. Gorsky	$0	$1,123,520	$378,815	$ 7,885,790
D. Caruso	0	1,115,351	795,033	14,441,111
P. Stoffels	0	618,982	376,298	8,446,977
S. Peterson	0	26,117	3,247	55,986
M. Ullmann	0	397,860	228,637	5,417,141

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary and 100% of annual performance bonus.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in column C include company contributions to each of the named executive officer’s Excess Savings Plan accounts. These amounts also include the value of CLCs and CLPs that vested during the fiscal year, calculated using the fiscal year-end 2013 CLC unit value of $39.16 and fiscal year-end 2013 CLP unit value of $4.34. The value of CLCs and CLPs that vested during the fiscal year is also included in column G of the “Summary Compensation Table” on page 54 of this Proxy Statement. The specific amounts included in column C are shown below.

Name	Registrant Contribution to Excess Savings Plan ($)	Value of CLCs Vested in Last FY ($)	Value of CLPs Vested in Last FY ($)	Total ($)
A. Gorsky	$55,800	$352,440	$715,280	$1,123,520
D. Caruso	27,785	313,280	774,286	1,115,351
P. Stoffels	36,571	117,480	464,931	618,982
S. Peterson	26,117	0	0	26,117
M. Ullmann	14,867	234,960	148,033	397,860

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in column D include earnings on the Executive Income Deferral Plan and Excess Savings Plan, in addition to the change in value on all vested CLCs and CLPs as of the fiscal year-end. The CLC unit value increased from $39.16 as of fiscal year-end 2013 to $40.77 as of fiscal year-end 2014. The CLP unit value increased from $4.34 as of fiscal year-end 2013 to $4.62 as of fiscal year-end 2014. The specific amounts included in column D are shown below.

Name	Earnings / (Losses) on Executive Income Deferral Plan and Excess Savings Plan ($)	Change in Value on All Vested CLCs at Last FYE ($)	Change in Value on All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	$ 23,293	$193,200	$162,322	$378,815
D. Caruso	228,968	386,400	179,665	795,033
P. Stoffels	13,189	257,600	105,509	376,298
S. Peterson	3,247	0	0	3,247
M. Ullmann	9,991	189,980	28,666	228,637

Johnson & Johnson 2015 Proxy Statement  •  67

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in column E include the full balance of the Executive Income Deferral Plan and Excess Savings Plan for each of the named executive officers. These amounts also include the full value of all vested CLCs ($40.77) and CLPs ($4.62) held by each named executive officer as of fiscal year-end 2014. The specific amounts included in column E are shown below.

Name	Full Balance of Executive Income Deferral Plan and Excess Savings Plan ($)	Full Value of All Vested CLCs at Last FYE ($)	Full Value of All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	$315,079	$4,892,400	$2,678,311	$7,885,790
D. Caruso	1,691,842	9,784,800	2,964,469	14,441,111
P. Stoffels	182,878	6,523,200	1,740,899	8,446,977
S. Peterson	55,986	0	0	55,986
M. Ullmann	133,290	4,810,860	472,991	5,417,141

Each of the named executive officers participates in one or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all named executive officers), Executive Income Deferral Plan (Mr. Caruso only), and CLC and CLP Plans (all named executive officers except Ms. Peterson).

Johnson & Johnson’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $260,000 in 2014). The Excess Savings Plan credits an unfunded account for each individual with 4.5% of the amount of the base salary in excess of the IRS limit. The rate of earnings credited to these Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within our 401(k) Savings Plan (7.94% in 2014). Distribution of Excess Savings Plan account balances will be made as a single lump sum six months after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Under the Executive Income Deferral Plan, the named executive officers are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from the company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on the following investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the investment options within our 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2014, the aggregate return on our common stock for these participants was 17.67%. None of the named executive officers had amounts allocated to the One Year Treasury Bill option in 2014.

No withdrawals or distributions were made to any of the named executive officers under any of our defined contribution or non-tax-qualified compensation deferral plans in 2014.

68  •  Johnson & Johnson 2015 Proxy Statement

Potential Payments Upon Termination

Employees, including the named executive officers, are entitled to receive earned and unpaid compensation upon termination of employment. Accordingly, upon any termination of employment as of fiscal year-end 2014 the named executive officers would have received the following (except as noted):

•

Earned but unpaid annual performance bonuses for 2014 as shown in the “Non-Equity Incentive Plan Compensation” table on page 55. However, in case of involuntary termination for cause, these amounts would be forfeited.

•

Vested non-qualified deferred compensation balances as shown in the “Non-Qualified Deferred Compensation” table on page 67. This includes the account balances under the Executive Income Deferral Plan and Excess Savings Plan and the value of vested CLCs and CLPs as shown in the table on page 68.

•	Pension benefits as described in the “Pension Benefits” table and notes on page 66.

We do not have any change-in-control agreements or arrangements in place for any of our named executive officers. In addition, there are no change-in-control provisions in any of our compensation plans or instruments.

In addition to the compensation and benefits discussed above, the following table shows the compensation and benefits that would have been due to the named executive officers had their employment terminated as of fiscal year-end 2014 under the circumstances shown below.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination Without Cause ($)	Involuntary Termination With Cause ($)	Death ($)	Disability ($)
A. Gorsky	Cash Severance	$0	$1,500,000	$0	$0	$0
	Benefits	0	73,000	0	4,000	153,000
	CLPs	0	0	0	1,128,823	0
	Equity Incentives	0	0	0	64,708,386	64,708,386
	Total	0	1,573,000	0	65,841,209	64,861,386
D. Caruso	Cash Severance	0	986,000	0	0	0
	Benefits	225,000	230,000	225,000	115,000	225,000
	CLPs	0	0	0	1,156,733	0
	Equity Incentives	30,575,250	30,575,250	0	30,575,250	30,575,250
	Total	30,800,250	31,791,250	225,000	31,846,983	30,800,250
P. Stoffels	Cash Severance	0	1,100,000	0	0	0
	Benefits	0	121,000	0	7,000	161,000
	CLPs	0	0	0	733,735	0
	Equity Incentives	0	0	0	37,135,041	37,135,041
	Total	0	1,221,000	0	37,875,776	37,296,041
S. Peterson	Cash Severance	0	850,000	0	0	0
	Benefits	0	13,000	0	3,000	148,000
	CLPs	0	0	0	0	0
	Equity Incentives	0	0	0	12,130,001	12,130,001
	Total	0	863,000	0	12,133,001	12,278,001
M. Ullmann	Cash Severance	0	600,000	0	0	0
	Benefits	291,000	295,000	291,000	162,000	291,000
	CLPs	0	0	0	235,495	0
	Equity Incentives	11,467,906	11,467,906	0	11,467,906	11,467,906
	Total	11,758,906	12,362,906	291,000	11,865,401	11,758,906

Cash Severance

Our named executive officers are covered by our Severance Pay Plan that provides separation benefits to certain full-time U.S. employees who are involuntarily terminated. This coverage provides for two weeks base salary for each year of service, with certain guaranteed minimums based on level. The severance is paid according to our normal payroll cycle and is not available as a lump sum payment.

Johnson & Johnson 2015 Proxy Statement  •  69

Pursuant to the employment agreement Ms. Peterson entered into when she joined our company on December 1, 2012, if within 36 months from her start date, she is terminated for any reason other than cause or resigns for good reason as defined in her agreement, she is entitled to receive a lump sum cash payment equal to 52 weeks of base salary. On December 1, 2015, Ms. Peterson’s employment agreement will expire and she will no longer receive severance benefits under the employment agreement and instead will be covered under the same separation program as the other named executive officers.

The following table provides detail with the respect to the “Cash Severance” amounts in the table above:

			Weeks of Base Salary Continuation
Name	Salary Rate as of Fiscal Year End ($)	Years of Eligible Service (#)	Accrued (#)	Minimum (#)	Final (#)	Cash Severance ($)
A. Gorsky	$1,500,000	6	12	52	52	$1,500,000
D. Caruso	884,000	29	58	52	58	986,000
P. Stoffels	1,100,000	17	34	52	52	1,100,000
S. Peterson	850,000	2	4	52	52	850,000
M. Ullmann	600,000	25	50	52	52	600,000

Benefits

The benefits amounts represent the present value of continued healthcare coverage post termination. Upon termination of employment, the named executive officers would receive the same continued healthcare coverage post termination provided to all other non-union U.S. employees. The values in the table vary based upon the termination circumstances as follows:

•	Voluntary Termination and Involuntary Termination With Cause:

•	Not a Retirement: Employees that terminate voluntarily or are terminated for cause are not eligible to receive healthcare coverage post termination.

•	Retirement: Employees are eligible to receive retiree healthcare coverage post termination.

In order to be considered retirement-eligible as it pertains to retiree healthcare coverage, an employee must have attained age 55 and have at least ten years of service.

Messrs. Caruso and Ullmann are considered retirement-eligible as it pertains to retiree healthcare coverage.

•	Involuntary Termination Without Cause:

•	Employees are eligible to receive active-employee healthcare coverage during their cash severance period.

•

Employees that are between the age 50 and 54 with at least ten years of service at the time of termination are eligible to receive separation healthcare coverage beginning on the earlier of the expiration of their cash severance period or 52 weeks after termination and continuing until they have attained age 65.

Mr. Gorsky and Dr. Stoffels are considered eligible for separation healthcare coverage.

•	Employees that are considered retirement-eligible are able to receive retiree healthcare coverage after their cash severance period expires.

Messrs. Caruso and Ullmann are considered retirement-eligible as it pertains to retiree healthcare coverage.

•	Death: Employees’ dependents are eligible to receive active-employee healthcare coverage for six months after termination.

•	Disability: Employees are eligible to receive active-employee healthcare coverage while on long term disability.

70  •  Johnson & Johnson 2015 Proxy Statement

The following table provides detail with the respect to the “Benefits” provided in the table above:

Benefits	Eligibility	Voluntary Termination	Involuntary Termination Without Cause	Involuntary Termination with Cause	Death	Disability
Retiree Healthcare Coverage	Employees age 55 with ten years of service	✓	✓	✓	✓	✓
Separation Healthcare Coverage	Employees between ages 50 and 54 with ten years of service		✓
Active-employee Healthcare Coverage	All Employees		✓ (While on severance)		✓ (Dependents covered for 6 months)	✓ (While on LTD)

CLPs

The amount in the table reflects the value of unvested CLPs as of fiscal year-end 2014 that would have become vested due to termination as a result of death. CLPs vest 20% per year over 5 years except in the case of death as follows:

•	All unvested CLPs become vested in the case of death 3.5 years or more from the date of grant.

•	30% of CLPs granted have accelerated vesting in case of death less than 3.5 years from the date of grant.

We no longer grant CLPs to our named executive officers. Previously granted CLPs will continue to vest and be paid out in accordance with their original terms.

Equity Incentives

The amount in the table reflects the value of unvested equity incentives as of fiscal year-end 2014 as shown in the “Outstanding Equity Awards at Fiscal Year-End” table on pages 63 and 64. The values in the table vary based upon the termination circumstances as follows:

•	Voluntary Termination and Involuntary Termination Without Cause:

•	Not a Retirement: All unvested equity incentives would be forfeited. Vested options would remain exercisable for three months.

•	Retirement: All equity incentives would remain in effect and become vested on their normal vesting dates. Options would remain exercisable for their remaining terms.

In order to be considered retirement-eligible as it pertains to equity incentives, an employee must have attained age 55 and have at least ten years of service with at least five consecutive years of service immediately before the date of termination or have attained age 62.

Messrs. Caruso and Ullmann are considered retirement-eligible as it pertains to equity incentives.

•	Involuntary Termination With Cause: All vested and unvested equity awards would be forfeited.

•	Death and Disability: All equity incentives would become vested upon termination due to death or disability. Options would remain exercisable for their remaining terms.

Johnson & Johnson 2015 Proxy Statement  •  71

Before you vote, we urge you to read the “Compensation Discussion and Analysis” section found on pages 30 to 53, and the tables in the “Executive Compensation Tables” section found on pages 54 to 71, of this Proxy Statement for additional details on our executive compensation.

Item 2: Advisory Vote to Approve

Named Executive Officer Compensation

The Board recognizes that executive compensation is an important matter for our shareholders. The guiding principles of our executive compensation philosophy and practice continue to be: Competitiveness; Pay for Performance; Accountability for Short- and Long-Term Performance; and Alignment to Shareholders’ Interests. Overarching these principles is adherence to Our Credo values, which emphasize the manner in which our financial and strategic objectives are achieved. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis (CD&A) section of the 2015 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2015 Proxy Statement.

When casting your 2015 Say on Pay vote, we encourage you to consider:

•   Our continued direct engagement with our shareholders

•  Our continued evaluation and changes to our executive compensation program

•  The pay-for-performance alignment built into the design of our incentive programs

•   The alignment of the 2014 compensation of our Chairman/CEO and our other named executive officers with our company’s 2014 performance

As an advisory vote, the results of this vote will not be binding on the Board or the company. However, the Board of Directors values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2016 Annual Meeting of Shareholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that shareholders vote, in an advisory manner, FOR approval of the executive compensation philosophy, policies and procedures described in the CD&A section of the 2015 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2015 Proxy Statement.

72  •  Johnson & Johnson 2015 Proxy Statement

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors of the company by providing oversight of the financial management, internal auditors, independent auditor and financial reporting controls and accounting policies and procedures of the company. The company’s management is responsible for preparing the company’s financial statements and systems of internal control and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the company’s management and the independent auditor.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the Vice President, Internal Audit, the independent auditor, the Chief Financial Officer, and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended December 28, 2014 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 74 of this Proxy Statement). All of the non-audit services provided by the independent auditor since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 75 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the company’s internal and independent auditors, with and without management present, their evaluations of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on February 23, 2015, and the Board has approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, for filing with the Securities and Exchange Commission.

James G. Cullen, Chairman Mary Sue Coleman D. Scott Davis Ian E. L. Davis Anne M. Mulcahy Leo F. Mullin

Johnson & Johnson 2015 Proxy Statement  •  73

The Audit Committee oversees the qualifications, independence and performance of the independent auditor, and has the ultimate responsibility to appoint, retain, compensate, evaluate and, when appropriate, terminate the independent auditor.

Item 3. Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company and its subsidiaries for the fiscal year 2015. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but as a matter of good corporate governance, the Board has decided to ascertain the position of the shareholders on the appointment at the Annual Meeting. The affirmative vote of a majority of the votes cast at the meeting is required for ratification. The Audit Committee will reconsider the appointment if it is not ratified.

During fiscal years 2014 and 2013, PricewaterhouseCoopers LLP not only acted as the independent registered public accounting firm for the company and its subsidiaries (work related to the integrated audit of our consolidated financial statements and internal control over financial reporting), but also rendered other services on behalf of the company and its subsidiaries.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. PricewaterhouseCoopers LLP has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers LLP will continue to provide certain accounting, additional audit, tax and other services to the company and its subsidiaries, which are permitted under applicable rules and regulations.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent external audit firm. In addition, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner.

The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the company’s independent external auditor is in the best interests of the company and its shareholders.

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for 2014 and 2013 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees ($ in thousands)
	2014	2013
Audit Fees	$36,115	$34,690
Audit-Related Fees	15,995	14,915
Total Audit and Audit-Related Fees	52,110	49,605
Tax Fees	1,930	3,515
All Other Fees	425	2,215
Total Fees	$54,465	$55,335

74  •  Johnson & Johnson 2015 Proxy Statement

Audit Fees – Consists of professional services rendered for the audit of our consolidated financial statements, quarterly reviews, statutory audits, issuance of comfort letters and consents and assistance with, and review of, documents filed with the SEC.

Audit-Related Fees – Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, system pre-implementation reviews, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards. For 2014, these services include $5.4 million, which was reimbursed to the company by the purchasers in various divestitures, primarily the divestiture of the Ortho-Clinical Diagnostics business.

Tax Fees – Consists of tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions), state and local tax planning, and consultations with respect to various domestic and international tax matters.

All Other Fees – Consists of fees not included in the Audit, Audit-Related or Tax categories and includes reviews for compliance with various government regulations relating to the health care industry and privacy standards, supply chain operational reviews and risk management reviews and assessments.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditor. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditor, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required if actual fees for any service exceed the originally pre-approved amount by 5%, excluding the impact of currency.

If we want to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement, as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If we wish to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditor may commence any engagement.

In 2014, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015.

Johnson & Johnson 2015 Proxy Statement  •  75

Item 4: Shareholder Proposal –

Common Sense Policy regarding Overextended Directors

The following shareholder proposal has been submitted to the company for action at the meeting by Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, a beneficial owner of 100 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Common Sense Policy regarding Overextended Directors

Resolved: Shareholders request a policy that any director, who serves on 4 or more public boards, be disqualified from more than basic responsibilities. This would include disqualification from holding the positions of Chairman or Lead Director, from serving on more than one board committee or from holding the position of chairman of any board committee. Temporary deviations from this policy would be at the discretion of our board of directors provided that our board discloses within a SEC filing that our board determined that there is no qualified director willing and able to fill any such vacancy.

Our Lead Director, Anne Mulcahy serves on our audit and nomination committee yet serves on the boards of 4 public companies. Ms. Mulcahy received our second highest negative votes. James Cullen serves on the boards of 4 public companies yet chairs our audit committee and is a member of our nomination committee. Ronald Williams serves on the boards of 4 public companies yet is a member of 2 board committees. Our directors need adequate time to devote to our $300 Billion company.

Please vote to protect shareholder value:

Common Sense Policy regarding Overextended Directors – Proposal 4

76  •  Johnson & Johnson 2015 Proxy Statement

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

First, the board believes that the policy asked for by the proponent is unnecessary as the company’s Principles of Corporate Governance currently includes the following provision:

Other Board Seats. A Director should engage in discussion with the Chairman prior to accepting an invitation to serve on an additional public company board. A Director who serves as a chief executive officer (or similar position) should not serve on more than two public company boards (including the Johnson & Johnson board and his or her own board). Other Directors should not serve on more than five public company boards (including the Johnson & Johnson board).

This policy applies to all directors and does not prohibit a director from fulfilling his or her fiduciary responsibilities to our company once the directors are duly elected by the shareholders. Our Board feels it would not be in the best interests of the company or its shareholders to restrict who may serve on our various board committees. Such decisions should be left to the Nominating & Corporate Governance Committee and the full Board to determine who is most qualified and best suited to serve on a particular board committee.

Second, this proposal would be difficult, if not impossible, to effectively implement. The policy described by the proponent is vague and indefinite, as the term “basic responsibilities” of a director is not clearly defined in the proposal. The proponent does not explain how our board is to determine whether certain director responsibilities are more “basic” than others or when a particular director has crossed the line into performing responsibilities that are not “basic.” Furthermore, this term is not defined by our company’s Certificate of Incorporation, By-Laws, Principles of Corporate Governance, or New Jersey law. Thus, the policy asked for by this proposal would be, for all practical purposes, impossible to apply.

Third, adopting this proposal would directly interfere with our Board’s duty to act in the best interests of our company and its shareholders by limiting our Board’s authority to select the directors it deems, in its best judgment, are most qualified and best suited to serve on its committees. New Jersey law grants exclusive authority to the board of directors to appoint directors to serve on board committees. This proposal seeks to limit that authority by automatically disqualifying particular directors from serving on certain board committees, even when each such director was elected by a majority of votes cast by the company’s shareholders and may offer a specific expertise that would inform and enhance the decision-making of a specific committee.

Finally, by limiting our Board’s authority to appropriately compose its committees and prohibiting a duly elected director from serving on more than one committee, or in the leadership position of a committee or the full board, the proposal, if adopted, would hinder our Board’s ability to fulfill its fiduciary duties. Our Board’s discretion to delegate certain responsibilities to its committees and the work of those committees together play an integral part in how a board fulfills its fiduciary duties. Thus, the limitations sought by the proponent would not only go against the best interests of our company and its shareholders, but also potentially leave our Board more vulnerable to claims of breach of fiduciary duties.

For any corporation, each individual director must fulfill the same fiduciary duties to the company and its shareholders. Similarly, the board as a whole must fulfill its fiduciary duties. Our Board believes this proposal, if adopted, would directly interfere with its and our Directors’ ability to fulfill those duties. Thus, adopting this proposal would not be in the best interests of the company or its shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Johnson & Johnson 2015 Proxy Statement  •  77

Item 5: Shareholder Proposal –

Alignment between Corporate Values and Political Contributions

The following shareholder proposal has been submitted to the company for action at the meeting by NorthStar Asset Management, Inc. Funded Pension Plan, PO Box 301840, Boston, MA 02130, a beneficial owner of 206 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Alignment between Corporate Values and Political Contributions

Whereas: The Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” which resulted in greater public and shareholder scrutiny;

Our policies state that Johnson & Johnson’s (“J&J”) Political Action Committee (“JJPAC”) recipients must “have a voting record or philosophy that is aligned with the interests of the Johnson & Johnson Family of Companies as well as the patients and customers that we serve;”

Despite this, political contributions by the company include inconsistencies between donations and corporate values. For instance, J&J’s website states that “We have taken...action to address our greenhouse gas emissions...We also support responsible climate and energy policy.” Yet since 2009, JJPAC designated over 36% of its contributions to politicians voting against the American Clean Energy and Security Act of 2009 and for deregulating greenhouse gases;

Additionally, J&J made contributions to the U.S. Chamber of Commerce, a group from which many other corporations have distanced themselves due to issues with the Chamber’s climate policies, raising shareholder concerns about the Company’s commitment to the environment;

J&J has a equal employment opportunity policy stating that J&J “strictly prohibits discrimination against any employee or applicant for employment because of the individual’s...gender, sexual orientation, gender identity or expression...” Yet since 2009, JJPAC designated more than 40% of its contributions to politicians voting against hate crimes legislation and the repeal of Don’t Ask Don’t Tell, and sponsoring the Federal Marriage Amendment Act, which would eliminate equal marriage rights across the nation.

Resolved: Shareholders request that the Board of Directors report to shareholders annually at reasonable expense, excluding confidential information, a congruency analysis between corporate values as defined by J&J’s stated policies (including our Climate Friendly Energy Policy, Equal Employment Opportunity Policy, and Statement on Human Right to Water) and Company and JJPAC political and electioneering contributions, including a list of any such contributions occurring during the prior year which raise an issue of misalignment with corporate values, and stating the justification for such exceptions.

Supporting Statement: Proponents recommend that the management develop coherent criteria for determining congruency, such as identifying legislative initiatives that are considered most germane to core company values, and that the report include management’s analysis of risks to our company’s brand, reputation, or shareholder value, as well as acts of stewardship by the Company to inform funds recipients’ of company values, and the recipients’ divergence from those values, at the time contributions are made. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

78  •  Johnson & Johnson 2015 Proxy Statement

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

As a leader in the health care industry, our company is committed to supporting the development of sound public policy in health care. One aspect of advancing sound public policy is supporting those women and men who serve the public by seeking elected office. Our company seeks to support candidates who recognize the importance of medical innovation in improving lives and that a fair, free market system provides the best environment for continued innovation. We also seek to support candidates who recognize the importance of broad access to quality, affordable health care.

We do not expect candidates who receive contributions from our employee political action committee or our company to agree at all times with our positions on policy issues. When selecting candidates for funding, priority is given to candidates’ views on issues that concern the businesses of Johnson & Johnson and also the impact of candidates’ views on our employees or facilities in a candidate’s state or district. To date, the company has not made any expenditure for electioneering communications, and has no present plans to make any such expenditures.

Our Board believes that the report requested by the proponent would require significant resources that could otherwise be spent on business needs and that this proposal is therefore not in the best interests of our company or its shareholders. Our Board believes it is in the best interests of our company and its shareholders to continue to participate in the political process in a transparent manner pursuant to its current policies and procedures. As a result of constructive engagement with a number of our institutional investors, our company was an early mover on the disclosure of corporate political contributions and even expanded that disclosure in 2012. Disclosure regarding our company’s political contributions, including the policies and procedures that govern those contributions, as well as the Board’s oversight role, can be found at www.investor.jnj.com/governance/contributions.cfm. Our Board believes these policies and procedures appropriately balance the concerns raised by this proposal with the legitimate need for the company to protect its business interests.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Johnson & Johnson 2015 Proxy Statement  •  79

Item 6: Shareholder Proposal –

Independent Board Chairman

The following shareholder proposal has been submitted to the company for action at the meeting by Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021 a beneficial owner of 300 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Independent Board Chairman

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for policy departure under extraordinary circumstances such as the unexpected resignation of the chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

The Policy of the Council of Institutional Investors, whose members invest over $3 trillion, states: “The board should be chaired by an independent director.”

A 2012 report by GMI Ratings, The Costs of a Combined Chair/CEO

(See http://origin.library.constantcontact.com/download/get/file/1102561686275-208/GMIRatings_CEOChairComp_062012.pdf), found companies with an independent chair provide investors with 5-year shareholder returns nearly 28% higher than those headed by a combined Chair/CEO. The study also found corporations with a combined Chair/CEO are 86% more likely to register as “Aggressive” in their Accounting and Governance Risk (AGR®) model.

Additionally our Lead Director, Anne Mulcahy, received our second highest negative votes. Ms. Mulcahy may be overextended since she was assigned to our audit and nomination committees and also served on the boards of 4 public companies.

Please vote to protect shareholder value:

Independent Board Chairman—Proposal 6

80  •  Johnson & Johnson 2015 Proxy Statement

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

Our Board believes it is important to maintain the flexibility it currently has to tailor its leadership structure to best fit the company’s specific circumstances, culture, and short and long-term challenges, and that stewardship over how board leadership is structured is solely within the purview of the Board.

Our Board is composed of directors with diverse backgrounds, experience, and perspectives. Moreover, our independent directors appropriately challenge management and demonstrate the free-thinking expected of today’s directors. Given this makeup, our Board is in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will serve the best interests of our stakeholders, as they are defined in Our Credo. There are many possible leadership structures for boards of directors, and any decision on how a board should be structured necessitates a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 16 to 22 of this Proxy Statement, our Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. While the views of shareholders are important when determining the most appropriate board leadership structure, it is incumbent upon the board to decide on what it believes will be most effective based on its judgment and experience applied specifically to the company and its particular circumstances, and not solely based on the prevailing external sentiment.

Our Board recognizes the importance to have in place, and build upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. At the same time that it decided to designate Mr. Gorsky as its Chairman in 2012, our Board took steps to enhance its governance structure by expanding the duties of the independent Lead Director to include:

•	Periodically providing feedback on the quality and quantity of information flow from management;

•	Monitoring the flow of information from Committee Chairs to the full Board;

•	Leading the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO;

•	Leading the annual performance evaluation of the Board; and

•	Leading the CEO succession process.

The table on page 10 of this Proxy Statement describes the duties and responsibilities of our independent Lead Director. In addition, each of the Board’s five main committees is composed entirely of independent Directors with an independent Director chairing each committee. Mr. Gorsky is currently the only non-independent member of our Board, and he is not a member of any of our Board’s five main committees.

Our Board believes that it remains in our company’s best interests for Mr. Gorsky to serve as Chairman of our Board. Having Mr. Gorsky, our company’s CEO, serve as Chairman creates clear and unambiguous authority, which is essential to effective management. Our Board and management can respond more effectively to a clearer line of authority. By designating our CEO as its Chairman, our Board also sends as an important signal to our employees and shareholders about who is accountable. Further, given he is closer to our company’s businesses than any other Board member and has the benefit of over 20 years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky is best-positioned to set our Board’s agenda and provide leadership. Mr. Gorsky’s career experience also gives him unquestioned industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry such as health care.

Our Board, through its Nominating & Corporate Governance Committee, will continue to periodically review its leadership structure in a serious and open-minded fashion to ensure it is still appropriate for our company.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Johnson & Johnson 2015 Proxy Statement  •  81

Other Matters

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and we have not received timely notice from any shareholder of an intent to present any other proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

82  •  Johnson & Johnson 2015 Proxy Statement

Our Credo

We believe our first responsibility is to the doctors, nurses and patients, to mothers and fathers and all others who use our products and services. In meeting their needs everything we do must be of high quality. We must constantly strive to reduce our costs in order to maintain reasonable prices. Customers’ orders must be serviced promptly and accurately. Our suppliers and distributors must have an opportunity to make a fair profit.

We are responsible to our employees, the men and women who work with us throughout the world. Everyone must be considered as an individual. We must respect their dignity and recognize their merit. They must have a sense of security in their jobs. Compensation must be fair and adequate, and working conditions clean, orderly and safe. We must be mindful of ways to help our employees fulfill their family responsibilities. Employees must feel free to make suggestions and complaints. There must be equal opportunity for employment, development and advancement for those qualified. We must provide competent management, and their actions must be just and ethical.

We are responsible to the communities in which we live and work and to the world community as well. We must be good citizens – support good works and charities and bear our fair share of taxes. We must encourage civic improvements and better health and education. We must maintain in good order the property we are privileged to use, protecting the environment and natural resources.

Our final responsibility is to our stockholders. Business must make a sound profit. We must experiment with new ideas. Research must be carried on, innovative programs developed and mistakes paid for. New equipment must be purchased, new facilities provided and new products launched. Reserves must be created to provide for adverse times. When we operate according to these principles, the stockholders should realize a fair return.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M81087-Z64712-Z64711-P59068

Proxy – Johnson & Johnson

Notice of 2015 Annual Meeting of Shareholders

State Theatre

15 Livingston Avenue, New Brunswick, NJ 08901

Proxy Solicited by the Board of Directors for Annual Meeting – April 23, 2015 at 10:30 a.m., Eastern Time

The signatory hereto hereby appoints D. J. Caruso and M. H. Ullmann and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of common stock of Johnson & Johnson that the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the company to be held on April 23, 2015 at 10:30 a.m., Eastern Time, at the State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Holders of Shares in Johnson & Johnson Employee Savings Plans: If shares are held in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your name. By signing and returning this proxy card (or voting by telephone or the Internet), you will authorize the trustee of your savings plan to vote your savings plan shares as you have directed.

Shares represented by this Proxy will be voted as directed by the shareholder. If this Proxy is signed and no such directions are indicated, the proxies have authority to vote FOR election of all Director nominees, FOR Items 2 and 3 and AGAINST Items 4, 5, and 6.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

JOHNSON & JOHNSON

ONE JOHNSON & JOHNSON PLAZA

NEW BRUNSWICK, NJ 08933

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 22, 2015 (or up until 5:00 p.m. Eastern Time on April 21, 2015 for shares held in a Johnson & Johnson savings plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 22, 2015 (or up until 5:00 p.m. Eastern Time on April 21, 2015 for shares held in a Johnson & Johnson savings plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING TICKET REQUEST

To attend the meeting, check the box below to request an admission ticket. You may also request a ticket by going to the “Shareholder Meeting Ticket Request” link at www.proxyvote com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M81086-Z64712-Z64711-P59068	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHNSON & JOHNSON
The Board of Directors recommends a vote FOR all Director nominees listed, FOR Items 2 and 3, and AGAINST Items 4, 5, and 6.
1.	Election of Directors		For	Against	Abstain
	1a.	Mary Sue Coleman	☐	☐	☐
	1b.	D. Scott Davis	☐	☐	☐			For	Against	Abstain
	1c.	Ian E. L. Davis	☐	☐	☐	2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐
	1d.	Alex Gorsky	☐	☐	☐
	1e.	Susan L. Lindquist	☐	☐	☐	3.	Ratification of Appointment of Independent Registered Public Accounting Firm for 2015	☐	☐	☐
	1f.	Mark B. McClellan	☐	☐	☐
	1g.	Anne M. Mulcahy	☐	☐	☐	4.	Shareholder Proposal - Common Sense Policy regarding Overextended Directors	☐	☐	☐
	1h.	William D. Perez	☐	☐	☐	5.	Shareholder Proposal - Alignment between Corporate Values and Political Contributions	☐	☐	☐
	1i.	Charles Prince	☐	☐	☐
	1j.	A. Eugene Washington	☐	☐	☐	6.	Shareholder Proposal - Independent Board Chairman	☐	☐	☐
	1k.	Ronald A. Williams	☐	☐	☐
For address changes and/or comments, please check this box and complete where indicated on reverse side.					☐

Q1. Request Discontinuation of Duplicate Copies of Proxy Materials			☐	☐		Q2.	Request Admission Ticket to Annual Meeting	☐	☐
			Yes	No				Yes	No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date